SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONIC DATA SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 17, 2007

The Annual Meeting of Shareholders of Electronic Data Systems Corporation (“EDS”) will be held on Tuesday, April 17, 2007, at 1:00 p.m. local time, at the offices of EDS, 5400 Legacy Drive, Plano, Texas 75024. The purpose of the meeting is to:

•	elect 11 directors to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed;

•	ratify the appointment of KPMG LLP as our independent auditors for the current year;

•	consider and vote upon two shareholder proposals, if presented at the meeting; and

•	act upon such other matters as may be properly presented at the meeting.

The proxy statement fully describes these items. We have not received notice of other matters that may be properly presented at the meeting.

Only EDS shareholders of record at the close of business on February 16, 2007, will be entitled to vote at the meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most shareholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by phone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves our company significant postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

By order of the Board of Directors,

Storrow M. Gordon
Secretary

March 1, 2007

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2007

The Board of Directors of EDS is soliciting proxies to be used at the 2007 Annual Meeting of Shareholders. Distribution of this Proxy Statement and a proxy form is scheduled to begin on March 9, 2007. The mailing address of EDS’ principal executive offices is 5400 Legacy Drive, Plano, Texas 75024.

About the Meeting

Record Date and Share Ownership

Only holders of record of our common stock at the close of business on February 16, 2007, may vote at the meeting. On that date, 515,965,298 shares of common stock were outstanding. Each share is entitled to cast one vote. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum for the transaction of business at the meeting.

Submitting and Revoking Your Proxy

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted FOR the election of the director nominees set forth in Proposal 1, FOR the ratification of the independent auditors set forth in Proposal 2, and AGAINST the shareholder proposals set forth in Proposals 3 and 4.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. Most shareholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by phone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves significant postage and processing costs. If you attend the meeting and are a registered holder (that is, your shares are not held through a bank or brokerage firm and you appear on our stock register as having shares issued in your name), you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the meeting. At this year’s meeting, the polls will close at 2:00 p.m. Central time; any further votes will not be accepted after that time. We intend to announce preliminary results at the meeting and publish final results on our Investor Relations Web site at www.eds.com/investor shortly after the meeting and also in our Quarterly Report on Form 10-Q for the second quarter of 2007.

If you are a registered holder, you may revoke your proxy at any time prior to the close of the polls by: (1) submitting a later-dated vote in person at the meeting, via the Internet, by telephone or by mail or (2) delivering instructions to our Corporate Secretary prior to the meeting by fax to (972) 605-5613 or by mail to 5400 Legacy Drive, MS H3-3A-05, Plano, TX 75024. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

If you participate in the EDS common stock fund through our 401(k) Plan or hold shares through the EDS Stock Purchase Plan or a dividend reinvestment program, you may receive one proxy card for all shares registered in the same name. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other matter. Directors receiving the majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) will be elected as a director. For each other proposal, the affirmative vote of the majority of the common stock represented in person or by proxy will be required for approval.

For the election of directors, each director must receive the majority of the votes cast with respect to that director. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For each other proposal, abstentions are treated as shares present or represented and voting, so an abstention will have the effect of a vote against the proposal.

If your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of our independent auditors even if it does not receive voting instructions from you. However, your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. When a broker votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting but would not be considered “present” for purposes of voting on a non-discretionary proposal. EDS understands that pursuant to New York Stock Exchange (“NYSE”) rules, Proposals 3 and 4 are non-discretionary proposals for which your broker may not exercise voting discretion.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be validly presented or acted upon at the meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

EDS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or otherwise. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

Shareholders with Multiple Accounts

Shareholders who previously have elected not to receive an annual report for a specific account may request EDS to promptly mail its 2006 Annual Report to that account by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding,” which reduces our printing costs and postage fees. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at such an address wishes to receive a separate document in the future, he or she may contact our transfer agent at 1-800-250-5016 or write to The Bank of New York Shareholder Relations, PO Box 11258, New York, NY 10286-1258. Shareholders of record receiving multiple copies of our annual report and proxy statement may request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Corporate Governance and Board Matters

Board of Directors

The Board of Directors is elected by and accountable to the shareholders and is responsible for the strategic direction, oversight and control of EDS. Regular meetings of the Board are generally held five times per year and special meetings are scheduled when necessary. The Board held nine meetings in 2006. All directors attended at least 85% of the meetings of the Board and the Board committees of which they were members during 2006.

Corporate Governance Guidelines

The Board has adopted the EDS Corporate Governance Guidelines to assist it in the performance of its duties and the exercise of its responsibilities and in accordance with the listing requirements of the NYSE. The Governance Committee of the Board is responsible for overseeing the Guidelines and periodically reviews them and makes recommendations to the Board concerning corporate governance matters. The Guidelines are posted on our website at www.EDS.com/investor/governance/guidelines.aspx. The Guidelines cover the following principal subjects:

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Expectations of individual directors, including understanding EDS’ businesses and markets, review and understanding of materials provided to the Board, objective and constructive participation in meetings and strategic decision-making processes, regular attendance at Board and Board committee meetings, and attendance at annual shareholder meetings.

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Board selection and composition, including Board size, independence of directors, process for determining director independence, number of independent directors, nomination and selection of directors, service on other boards, director retirement, separation of the Chairman and Chief Executive Officer (CEO) positions, director orientation and a mandatory continuing director education program.

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Board operations, including number of meetings, requirement for executive sessions of non-management directors, the duties of the Presiding Director, Board access to management, annual CEO evaluation, annual Board and Committee evaluation, management development and succession planning, retention of independent advisors and operation and composition of Board committees.

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Other matters, including director compensation, prohibition on consulting agreements with directors, restrictions on charitable contributions to director-affiliated organizations, procedures implementing the majority vote requirement for the election of directors described below, procedures for avoidance or minimization of conflicts of interest, including the related party transaction approval policy described under “Related Party Transactions” below, and the rights plan policy described below.

Executive Sessions. The Guidelines require the non-employee directors to meet in executive session without management present from time to time, and at least twice per year. Executive sessions are a normal part of the Board’s deliberations and activities. One of these meetings is devoted to the evaluation of the CEO and the recommendations of the Compensation and Benefits Committee regarding the CEO’s compensation.

Rights Plan Policy. The Board of Directors redeemed EDS’ shareholder rights plan, sometimes referred to as a “poison pill,” in February 2005. The Board also adopted a policy to obtain shareholder approval prior to adopting any rights plan in the future unless the Board, in the exercise of its fiduciary duties and through a committee comprised of all independent Directors, determines that, under the circumstances then existing, it would be in the best interest of EDS and its shareholders to adopt a rights plan without prior shareholder approval. This policy further provides that if a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it shall expire within one year of adoption unless ratified by shareholders.

Presiding Director. The Board has an independent Presiding Director who serves as chair of the regularly conducted executive sessions of the Board and all other sessions at which the Chairman is not present. The Presiding Director facilitates communication with the Board and, at the request of any independent director, serves as the liaison between the Chairman and the independent directors. When requested by any independent director or when the Presiding Director deems it appropriate, the Presiding Director can call meetings of the independent directors. The Presiding Director reviews and approves the agenda for each Board meeting and the nature and type of materials to be sent to the Board for each meeting based on that agenda. At least annually, the independent Directors evaluate the Board’s plan for agendas for each meeting in the upcoming year and the information provided at and in advance of meetings and discuss recommendations for any changes to that plan and information in executive session with the Presiding Director, who will communicate those recommendations to the Chairman.

The Presiding Director position is rotated on an annual basis among the Chairpersons of the Board’s three standing Committees. The Chairman of the Audit Committee, Ray J. Groves, currently serves as the Presiding Director through the date of the 2007 Annual Meeting of Shareholders, and the Chairman of the Compensation and Benefits Committee, Ellen M. Hancock, will serve as the Presiding Director thereafter until the 2008 Annual Meeting. The Corporate Governance Guidelines provide that if the position of Chairman is held by an independent director, all duties and responsibilities assigned to the Presiding Director shall be performed by that independent Chairman.

Majority Vote for Election of Directors. In February 2007, the Board amended our Bylaws to provide that in an uncontested election of directors (i.e., where the nominees for director equals the number of directors to be elected), a nominee must receive more votes for than against his or her election to be elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes. The Governance Guidelines provide that the Board shall nominate as director only candidates who agree to tender, prior to nomination, irrevocable resignations that will be effective upon (i) the failure to receive the required vote and (ii) the Board’s acceptance of such resignation. Similarly, the Board will fill director resignations and new directorships only with candidates who agree to tender the same form of resignation prior to any subsequent nomination.

The Guidelines further provide that if an incumbent director fails to receive the required vote for election, the Governance Committee will promptly consider whether to accept or reject that director’s previously tendered resignation. The Governance Committee will consider all factors deemed relevant including, without limitation, the stated reasons why shareholders voted against the election of the director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to EDS, and the impact of the resignation on any contractual and regulatory requirements. The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting when the election occurred. In considering the Governance Committee’s recommendation, the Board will review the factors considered by the Governance Committee and such additional information and factors the Board believes to be relevant. Absent a compelling reason for the director to remain on the Board, it is the Board’s intention to accept the resignation. We will promptly publicly disclose the Board’s decision, together with an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Any director who tenders his or her resignation pursuant to this provision is expected to not participate in the Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Governance Committee are not duly elected under the Bylaws at the same election, then the independent directors who are elected will designate a group amongst themselves to recommend to the remaining elected independent Directors whether to accept or reject the tendered resignations.

Director Independence

The Board assesses the independence of each non-employee director not less frequently than annually in accordance with the Corporate Governance Guidelines. Under the Guidelines for Assessing Independence of EDS’ Directors, a director cannot be independent unless the Board affirmatively determines that he or she has no material relationship with EDS, either directly or as a partner, shareholder or officer of an organization that has a relationship with EDS, and has none of the other relationships listed in the guidelines that would disqualify the director from being independent under the rules of the NYSE. As contemplated by the NYSE rules, the Board also adopted categorical standards to assist in determining whether any material relationship with EDS exists. Directors who have any of the relationships outlined in such categorical standards are considered to have relationships that require a “full facts and circumstances review” by the Board in order to determine whether it constitutes a material relationship with EDS for purposes of his or her independence. The Independence Guidelines, including such categorical standards, are posted on our website at www.EDS.com/investor/governance/independence.aspx.

In February 2007, the Board assessed the independence of each non-employee director under the Independence Guidelines. The Board determined, after careful review, that all non-employee directors (Mr. Dunbar, Mr. Enrico, Mr. Faga, Dr. Gillis, Mr. Groves, Ms. Hancock, Mr. Hunt, Mr. Kangas, Mr. Sims, and Mr. Yost) are independent. There were no relationships outlined in the categorical standards with any non-employee director that required a “full facts and circumstances review” by the Board. The Board also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to Audit Committee members. Such standards require that the director not be an affiliate of EDS and cannot accept from EDS, directly or indirectly, any consulting, advisory or other compensatory fee, other than fees for serving as a director.

Communications with the Board

Individuals may communicate with the Presiding Director by e-mail to BoardCommunications@eds.com or in writing to Presiding Director, c/o Corporate Secretary, 5400 Legacy Drive, MS H3-3A-05, Plano, Texas 75024.

Communications intended for any other non-management director should also be sent to the above address. Further information regarding the procedures for communications with the Presiding Director is posted on our website at www.EDS.com/investor/governance/communication.aspx.

EDS Code of Business Conduct

EDS is committed to conducting its business ethically and with integrity. We believe that integrity is the sum of the ethical performance of the people of EDS and fosters successful long-term relationships with clients, a better overall work environment and a culture of compliance with both the letter and spirit of the law that ultimately brings value to our shareholders. The EDS Code of Business Conduct, first adopted over a decade ago, has been continually updated to reflect the values we expect of the directors, officers and employees of the entire EDS family of companies. The Code of Business Conduct meets the standards for a “code of ethics” applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller for purposes of applicable SEC rules and satisfies the requirements of the NYSE for a code of business conduct applicable to all directors, officers and employees. The EDS Code of Business Conduct is posted on our website at www.EDS.com/investor/governance/code.aspx. You may also request a copy of the Code of Business Conduct by writing EDS Investor Relations at 5400 Legacy Drive, MS H1-2D-05, Plano, TX 75024, or by calling (888) 610-1122 or (972) 605-6661. We will disclose any amendment or waiver of a provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or that relates to any element of the definition of a “code of ethics” under applicable SEC rules, as well as any amendment or waiver of the Code for any of our directors or any executive officer, on our website at www.EDS.com/investor/governance/code.aspx not later than five business days after the amendment or waiver.

Committees of the Board

The Board has established three Committees to assist it in discharging its responsibilities: the Audit Committee; the Compensation and Benefits Committee; and the Governance Committee. Each committee is composed entirely of independent directors. The Board has adopted a written charter for each committee. Copies of these charters are posted on our website at www.EDS.com/investor/governance/committee.aspx. Shareholders may also request a copy of any committee charter by contacting EDS Investor Relations at the above address or phone number.

Audit Committee. The Audit Committee, which met nine times in 2006, is composed of Ray J. Groves (Chair), W. Roy Dunbar, S. Malcolm Gillis and Edward A. Kangas. The Board of Directors has determined that Messrs. Groves and Kangas are audit committee financial experts within the meaning of SEC regulations, and that all members of the Audit Committee are independent within the meaning of the NYSE’s listing standards. The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of EDS’ financial statements, EDS’ compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of EDS’ internal audit function and independent auditors. Among other things, the Audit Committee appoints and determines the compensation of EDS’ independent auditors; reviews and evaluates the performance and independence of the independent auditors; reviews the scope and plans for the external and internal audits; reviews and discusses reports from the independent auditors regarding critical accounting policies, alternative treatments of financial information and other matters; reviews significant changes in the selection or application of accounting principles; reviews the internal control report of management, any issues regarding the adequacy of internal controls and any remediation efforts; reviews legal matters that could materially impact EDS’ financial statements; reviews the EDS Code of Business Conduct to determine whether it complies with applicable law and discusses reports from the Office of Ethics and Business Conduct concerning compliance with the Code of Business Conduct; and reviews EDS’ guidelines and policies with respect to risk assessment and risk management. The Audit Committee also reviews with management and the independent auditors EDS’ quarterly and annual financial statements and other public financial disclosures prior to their release. The report of the Audit Committee is included below.

Compensation and Benefits Committee. The Compensation and Benefits Committee (“CBC”), which met seven times in 2006, is composed of Ellen M. Hancock (Chair), Martin C. Faga, James K. Sims and R. David Yost. Messrs. Faga and Sims were appointed to the CBC in October 2006, at which time Roger A. Enrico resigned from the committee. The CBC reviews and approves annual goals and objectives relevant to the CEO’s compensation and evaluates the CEO’s performance against such goals and objectives. The CBC approves all salary and other compensation for our other executive officers and the performance goals for our performance-based executive plans. It also reviews and approves all new benefit and equity compensation plans and programs, as well as amendments to existing plans and programs, and reviews and makes recommendations to the Board regarding director compensation. Each member of the CBC is an independent director, and no former employee of EDS serves on the CBC.

Governance Committee. The Governance Committee, which met five times in 2006, is composed of Roger A. Enrico (Chair), Ellen M. Hancock and Ray L. Hunt. The Governance Committee develops, and makes recommendations to the Board for approval of, our policies and practices related to corporate governance, including the EDS Corporate Governance Guidelines. In addition, the committee develops the criteria for the qualification and selection of candidates for election to the Board, including the standards and processes for determining director independence, and makes recommendation to the Board regarding such candidates as well as the appointment of directors to serve on Board committees. The committee is also responsible for the development and oversight of the company’s director orientation and education programs. The committee recommends to the Board the election of the Chairman and the CEO, reviews the CEO’s recommendations regarding the election of other principal officers, reviews and develops with the CEO management succession plans, and makes recommendations regarding shareholder proposals. The procedures for submission by a shareholder of a director nominee or other proposal are described under “Shareholder Proposals and Nomination of Directors” below.

Director Qualifications

The Governance Committee will select nominees for director on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be able to serve on the Board for a sustained period. To be recommended by the Governance Committee for election to the Board, a nominee must also meet the expectations for individual directors set forth in the EDS Corporate Governance Guidelines, including understanding EDS’ businesses and the marketplaces in which it operates. In addition, a nominee must not have conflicts or commitments that would impair his or her ability to attend scheduled Board meetings or annual shareholders meetings, not hold positions that would result in a violation of legal requirements, and meet any applicable legal or regulatory requirements for directors of government contractors. In selecting nominees, the Governance Committee will also consider the nominee’s global experience, experience as a director of a large public company and knowledge of particular industries.

Identification and Evaluation of Director Candidates

The Governance Committee uses a variety of means for identifying nominees for director, including third-party search firms and recommendations from current Board members and shareholders. In determining whether to nominate a candidate, the Governance Committee considers the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing needs, and then assesses the need for new or additional members to provide those capabilities. In most instances, all members of the Governance Committee, as well as one or more other directors, will interview a prospective candidate. The Governance Committee will also contact any other sources, including persons serving on another board with the candidate, it deems appropriate to develop a well-rounded view of the candidate. Reports from the interview with the candidate and/or Governance Committee members with personal knowledge and experience with the candidate, information provided by other contacts, the candidate’s resume, and any other information deemed relevant by the Governance Committee will be considered in determining whether a candidate should be nominated.

In evaluating whether to nominate a director for re-election, the Governance Committee will consider the following: the director’s attendance at Board and Board Committee meetings; the director’s review and understanding of the materials provided in advance of meetings and other materials provided to the Board from time to time; whether the director actively, objectively and constructively participated in such meetings and in the company’s strategic decision-making process in general; the director’s compliance with the Corporate Governance Guidelines; and whether the director continues to possess the qualities and capabilities expected of Board members discussed above. The Governance Committee will also consider input from other Board members concerning the performance and independence of that director. Generally, the manner in which the Governance Committee evaluates nominees for director recommended by a shareholder will be the same as that for nominees from other sources. However, the Governance Committee will also seek and consider information concerning the relationship between a shareholder’s nominee and that shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Shareholder Proposals and Nomination of Directors

Shareholders may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals. For a shareholder proposal to be considered for inclusion in our proxy statement for an annual shareholders’ meeting, the written proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary, Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Fax: (972) 605-5610

Our 2008 Annual Meeting of Shareholders is currently scheduled for April 15, 2008. Under SEC rules, shareholder proposals to be considered for inclusion in our proxy statement for that meeting must be received by the Corporate Secretary not later than November 9, 2007. See “By-law Procedures” below for a description of procedures that shareholders must follow to introduce an item of business at an annual meeting in addition to the SEC Rule 14a-8 requirements to have the proposal included in our proxy statement.

Nomination of Director Candidates. The Governance Committee will consider candidates recommended by shareholders who beneficially own not less than 1% of the outstanding Common Stock. Eligible shareholders wishing to make such recommendations to the Governance Committee for its consideration may do so by submitting a completed “Shareholder Recommendation of Candidate for Director” form to the Secretary of the Governance Committee by e-mail to DirectorNominations@eds.com or by mail to 5400 Legacy Drive, Mail Stop H3-3A-05, Plano, TX 75024. This form is posted on our website at www.EDS.com/investor/governance/nominations.aspx. A copy of the form may also be requested from the Secretary of the Governance Committee. Eligible shareholders who wish to recommend a nominee for election as director at the 2008 annual meeting should submit a completed form not earlier than October 1, 2007, and not later than November 9, 2007. Generally, candidates recommended by an eligible shareholder will be evaluated by the Governance Committee under the same process described above. However, the Governance Committee will not evaluate a shareholder-recommended candidate unless and until the potential candidate has indicated a willingness to serve as a director, comply with the expectations and requirements for Board service described above and provide all information required to conduct an evaluation.

Shareholders who wish to nominate a person for election as a director at the next annual meeting may do so in accordance with the By-law procedures described below, either in addition to or in lieu of making a recommendation to the Governance Committee.

By-law Procedures. Our By-laws set forth procedures that shareholders must follow to introduce an item of business at an annual meeting or nominate persons for election as a director. These requirements are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement. These requirements are also separate from the procedures described above that a shareholder must follow to recommend a director candidate to the Governance Committee. Generally, our By-laws require that a shareholder notify the Corporate Secretary of a proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal, as well as a description of the proposed business and reason for conducting the proposed business at the annual meeting. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of common stock beneficially owned by the nominee(s) and such other information regarding each nominee as would have been required to be included in a proxy statement under the SEC’s proxy rules. Our By-laws are posted on our website at www.EDS.com/investor/governance. Shareholders may also contact the Corporate Secretary at the above address for a copy of the relevant By-law provisions.

Compensation and Benefits Committee Interlocks and Insider Participation

None of the members of the Compensation and Benefits Committee are current or former officers or employees of EDS. No interlocking relationship exists between the members of our Board of Directors or our Compensation and Benefits Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently has 12 members. Roger A. Enrico will resign as a director immediately following the Annual Meeting and is not standing for re-election. All other current directors are standing for re-election, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees were previously elected by shareholders at the 2006 Annual Meeting, other than Messrs. Faga and Sims who were appointed to the Board in September 2006. Mr. Faga had been recommended to the Governance Committee by a non-management director. Mr. Sims had been recommended to the Governance Committee by the Chairman and CEO. If a director nominee becomes unavailable for election, the Board may substitute another person for the nominee, in which event your shares will be voted for that other person.

Pursuant to an amendment to our Bylaws approved by the Board in February 2007, each director nominee must receive more votes “for” than “against” his or her election in order to be elected.

The information below regarding the director nominees is as of February 26, 2007.

The Board of Directors recommends a vote FOR each director nominee.

W. ROY DUNBAR, 45, has been a director of EDS since 2004. He has been President Global Technology and Operations of Master Card International since September 2004. Mr. Dunbar had been president, intercontinental operations of Eli Lilly and Company, responsible for its Asia, Africa/Middle East, Latin America and the Confederation of Independent States operations from January 2004 to September 2004, and was a member of Eli Lilly’s senior management forum. He had served as vice president of information technology and chief information officer of Eli Lilly since 1999. Mr. Dunbar joined Eli Lilly in 1990. He is also a director of Humana Inc.

MARTIN C. FAGA, 65, has been a director of EDS since 2006. He served as the President and Chief Executive Officer of The MITRE Corporation, a non-profit organization providing engineering, research and development services to the U.S. Federal government, from May 2000 to June 2006 and is a current member of its Board of Trustees. He was Vice President at MITRE from 1993-2000. Mr. Faga served as the United States Department of Defense, Assistant Secretary of the Air Force for Space and Director, National Reconnaissance Office, from 1989 to 1993.

S. MALCOLM GILLIS, 66, has been a director of EDS since 2005. He has served as Zingler Professor of Economics and University Professor at Rice University since June 2004. Dr. Gillis was President of Rice University from 1993 to June 2004. He is also a director of Halliburton Company, Service Corporation International and Introgen Therapeutics, Inc.

RAY J. GROVES, 71, has been a director of EDS since 1996. He served as Senior Advisor of Marsh Inc., the insurance brokerage and risk management subsidiary of Marsh & McLennan Companies, Inc., from October 2004 to July 2005, Chairman and Chief Executive Officer from July 2003 to October 2004, President and Chief Executive Officer from January 2003 to June 2003, and President and Chief Operating Officer from October 2001 to January 2003. Mr. Groves was Chairman of Legg Mason Merchant Banking, Inc. from March 1995 to September 2001. He retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he held since 1977. Mr. Groves is also a director of Boston Scientific Corporation and Overstock.com, Inc.

ELLEN M. HANCOCK, 63, has been a director of EDS since 2004. She has been President and Chief Operating Officer of Jazz Technologies, Inc. and its predecessor Acquicor Technology Inc., since August 2005. Prior to its merger with Jazz Semiconductor, Inc., a wafer foundry, in February 2007, Jazz Technologies (then known as Acquicor) was a blank check company formed for the purpose of acquiring businesses in the technology, multimedia and networking sector. Ms. Hancock was Chairman of Exodus Communications, Inc., a computer network and internet systems company, from June 2000 to September 2001, Chief Executive Officer from September 1998 to September 2001 and President from March 1998 to June 2000. She was Executive Vice President, Research and Development, Chief Technology Officer of Apple Computer Inc. from July 1996 to July 1997. Ms. Hancock previously was Executive Vice President and Chief Operating Officer of National Semiconductor and a Senior Vice President and Group Executive of International Business Machines Corporation. She is also a director of Jazz Technologies, Inc., Aetna Inc. and Colgate-Palmolive Company.

JEFFREY M. HELLER, 67, rejoined EDS in March 2003. He has served as Vice Chairman of EDS since December 2006 and a director since 2003. He was President of EDS from March 2003 to December 2006 and Chief Operating Officer from March 2003 to October 2005. Mr. Heller retired from EDS in February 2002 as Vice Chairman, a position he had held since November 2000. He served as President and Chief Operating Officer of EDS from 1996 to 2000 and Senior Vice President from 1984 to 1996. Mr. Heller joined EDS in 1968 and has served in numerous technical and management capacities. He is also a director of Temple Inland Corp. and Mutual of Omaha.

RAY L. HUNT, 63, has been a director of EDS since 1996. Mr. Hunt has been Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and Chief Executive Officer of Hunt Oil Company for more than five years. He is a director of Halliburton Company, PepsiCo, Inc., Bessemer Securities LLC, Bessemer Securities Corporation and King Ranch, Inc. and a manager of Verde Group.

MICHAEL H. JORDAN, 70, has been Chairman and Chief Executive Officer of EDS since March 2003. He was Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation) from July 1993 until December 1998. Prior to joining Westinghouse, Mr. Jordan was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan has been chairman of the board of directors of eOriginal, Inc. (electronic document services) since June 1999. He is also a director of Aetna Inc.

EDWARD A. KANGAS, 62, has been a director of EDS since 2004. He was Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000 and Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. After his retirement from Deloitte in 2000, Mr. Kangas served as a consultant to Deloitte until 2004. He is also the Chairman of the National Multiple Sclerosis Society and a director of Eclipsys Corporation, Hovnanian Enterprises Inc., Oncology Therapeutics Networks and Tenet Healthcare Corporation (for which he has served as non-executive Chairman since July 2003).

JAMES K. SIMS, 60, has been a director of EDS since 2006. He was Chairman of the Board of RSA Security Inc., a provider of online identity and digital asset security services, from June 2003 to September 2006 and Vice Chairman from October 2002 to June 2003. He has served as Chairman and Chief Executive Officer of GEN3 Partners, Inc., a consulting company that specializes in science-based technology development, since September 1999, and as General Partner of its affiliated private equity investment fund, GEN3 Capital I, LP, since July 2005. Mr. Sims has also served as Chairman and Chief Executive Officer of Airgain, Inc., a developer of wireless antenna technology, since November 2004, Chairman of Groxis, Inc., an enterprise search management software firm, since November 2004 and Chairman of American EPS, Inc., a provider of online payroll and attendance solutions, since February 2005. He was a director of Enterasys Networks, Inc., a provider of infrastructure solutions, from June 2004 to March 2005, and Chief Executive Officer, President and director of Cambridge Technology Partners (Massachusetts), Inc., a consulting and systems integration firm, from 1991 to 1999.

R. DAVID YOST, 59, has been a director of EDS since 2005. He has been a director and Chief Executive Officer of AmerisourceBergen Corporation, a pharmaceutical services company, since August 2001 and President of AmerisourceBergen from August 2001 to October 2002. Mr. Yost served as Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001 and President and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to December 2000. He held a variety of other positions with AmeriSource Health Corporation and its predecessors since 1974, including Executive Vice President – Operations of AmeriSource Health Corporation from 1995 to 1997.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as EDS’ independent auditors for the year ending December 31, 2007. That firm has been EDS’ auditors since 1984. The Board of Directors is submitting the appointment of that firm for ratification by shareholders. A representative of KPMG is expected to be present at the meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement, should he or she so desire.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as independent auditors for 2007.

Audit and Non-Audit Fees to Independent Auditor

The following table shows the dollar amount (in millions) of the fees paid or accrued by EDS for audit and other services provided by KPMG in 2006 and 2005.

	2006	2005
Audit Fees	$18.7	$19.0
Audit-Related Fees	1.3	1.0
Tax Fees	.3	.4
All Other Fees	—	—

Total	$20.3	$20.4

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of our interim consolidated financial statements, local statutory audits, accounting consultations and SEC registration statement reviews. Audit-related fees consist primarily of fees for audits of employee benefit plans and service organizations. Tax fees include fees for domestic and international tax consultations, and international tax return preparation. Other services principally include fees for ISO 9000/14000 compliance assessments and were less than $50,000 in both 2006 and 2005. KPMG rendered no professional services to EDS in 2006 or 2005 with respect to financial information systems design and implementation.

Policy on Pre-Approval of Audit and Non-Audit Services

All audit services, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to EDS by its independent auditors. However, pre-approval is not necessary for non-audit services if: (i) the aggregate amount of all such non-audit services provided to EDS constitutes not more than five percent of the total fees paid by EDS to its independent auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by EDS at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to such delegated authority shall be presented to the full Audit Committee at its next regular meeting.

Report of the Audit Committee

The Audit Committee reviewed and discussed with management of the company and KPMG LLP, independent auditors for the company, the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Board Standard No. 1, “Independence Discussions With Audit Committees”, and has discussed with KPMG LLP its independence from the company.

In reliance on the reviews and discussions with management of the company and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee reviewed management’s process to assess the adequacy of the company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The Audit Committee also discussed with KPMG LLP the company’s internal control assessment process, management’s assessment with respect thereto and KPMG LLP’s evaluation of the company’s system of internal control over financial reporting.

It is the responsibility of the company’s management to plan and conduct audits and determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. In giving its recommendation to the Board of Directors, the Audit Committee has relied on management’s representation that such financial statements have been prepared in conformity with generally accepted accounting principles, and the reports of the company’s independent accountants with respect to such financial statements.

Audit Committee
Ray J. Groves, Chair
W. Roy Dunbar
S. Malcolm Gillis
Edward A. Kangas

SHAREHOLDER PROPOSALS

We expect Proposals 3 and 4 to be presented by a shareholder at the Annual Meeting. The proposals may contain assertions that we believe are incorrect. We have not attempted to refute any inaccuracy. However, the Board has recommended a vote against these proposals for the broader policy reasons set forth following each proposal.

Proposal 3: Shareholder Proposal Relating To Performance-Based Stock Options

John Chevedden, as proxy for William Steiner, has advised us that he intends to present the following resolution at the Annual Meeting:

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts that are consistent with this proposal.

As a long-term shareholder, I support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at EDS given at least one major example of runaway executive pay.

When EDS showed its Chairman/CEO Dick Brown the door in 2003 it was later revealed that Brown was to receive $30 million in severance. His golden parachute angered investors, who saw the value of their shares tumble roughly 65% in the last year of Brown’s reign, while contracts went awry and rivals narrowed the gap between their companies and his.

Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett has characterized standard stock options as “a royalty on the passage of time” and has spoken in favor of indexed options.

In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

Performance Based Stock Options

Yes on 3

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors and its Compensation and Benefits Committee (“CBC”) agree that a substantial portion of long-term incentive compensation should be performance-based and have already modified our long-term incentive compensation strategy to achieve that goal.

In 2004, the CBC launched a project to redesign our long-term incentive compensation strategy and considered alternatives which would, among other things, focus executives on long-term metrics that create sustained shareholder value. The CBC sought the input of many of our largest shareholders in connection with this project. As a result, in 2005 the CBC modified our long-term incentive compensation strategy for senior executives to grant an equivalent value of performance-based restricted stock units (“P-RSUs”) and stock options. The number of P-RSUs that vest under the 2005 and 2006 grants, if any, will be based on EDS’ performance as measured by operating margin, net asset utilization and organic revenue growth over a three-year performance period. These metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals and our belief that achieving or exceeding these goals should result in sustained increases to shareholder value over the longer-term. P-RSU vesting for senior executives can range from 0 to 200% of the “target” award. Stock options also vest three years following the grant date, and any options exercised in the 12 month period after vesting must be exercised for shares only and must be held for 12 months from the exercise date. This provision was implemented to hold senior executives accountable for company performance and stock price even after the stock options vest.

We believe that the narrow definition of “performance-based” in this proposal has significant practical limitations and would not reward the type of performance we are seeking to motivate. Under this proposal, a restricted stock award is not considered “performance-based” unless it provides for vesting when the stock price exceeds a specified target for a substantial period. We believe such a requirement could result in short vesting periods and the loss of the retentive value of the award when the stock price target is achieved. This would not necessarily promote the achievement of sustainable long-term stock price appreciation. By comparison, our P-RSUs, which provide for vesting only if we achieve specified financial performance objectives over a three-year performance period, promote the achievement of results over a sustained period of time that we believe drive long-term stock-price performance. If we do not meet the minimum performance targets required for vesting, the P-RSUs will have no value to our executives.

Similarly, the stock option component of our long-term incentive award is inherently performance-based because it provides no economic benefit unless the trading price for our stock exceeds the exercise price after the vesting requirement has been met. The three-year vesting requirement promotes a long-term focus and sustainable performance. The requirement in this proposal that stock options be “premium-priced” or “indexed” to be performance-based is currently not market competitive and the use of premium-priced options would increase share utilization since we would likely grant additional options to achieve market competitive compensation levels.

Additionally, the narrow definition of “performance-based” compensation in this proposal would not provide the CBC with flexibility to design an effective long-term incentive compensation strategy that takes into account changes in strategic goals, changing economic and industry conditions, modifications in tax laws and accounting requirements, competitive compensation practices, and other relevant factors.

For the foregoing reasons, we believe our long-term compensation strategy more effectively achieves the goal of tying our long-term incentive compensation to our company’s performance than the approach required by this proposal.

Accordingly, the Board unanimously recommends a vote AGAINST this proposal.

Proposal 4: Shareholder Proposal Relating To Special Shareholder Meetings

John Chevedden, as proxy for Nick Rossi, has advised us that he intends to present the following resolution at the Annual Meeting:

RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability, within reasonable limits, to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states (though not Delaware, where our company is incorporated) provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity, Vanguard, American Century and Massachusetts Financial Services are among the mutual fund companies supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the Connecticut Retirement Plans, the New York City Employees Retirement System and the Los Angeles County Employees Retirement Association, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

Special Shareholder Meetings

Yes on 4

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Under our Certificate of Incorporation and Bylaws, a special meeting of shareholders may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. A special meeting of shareholders is an expensive and time-consuming event because of the costs in preparing and distributing required disclosure documents and the time commitment required of the Board and management to prepare for and conduct the meeting. We believe that the calling of a special meetings of shareholders should occur only when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting of shareholders. We believe our existing governance mechanisms are appropriate for a public company of our size and afford management and the Board the opportunity to respond to shareholder proposals and concerns while allowing directors, consistent with their fiduciary duties, to determine when it is in the interests of the company to hold a special meeting of shareholders. The Board believes that enabling a small minority of shareholders to call an unlimited number of special meetings, particularly in the current environment in which hedge funds and others now “borrow” shares from other shareholders solely for voting purposes to advance their own interests, could be disruptive to our business, require significant attention from our management and employees and impose substantial administrative and financial burdens on our company.

Accordingly, the Board unanimously recommends a vote AGAINST this proposal.

Stock Ownership of Management and Certain Beneficial Owners

Stock Ownership of Directors and Executive Officers. The following table sets forth the number of shares of our Common Stock beneficially owned as of January 31, 2007, by (a) each director of EDS; (b) each current and former executive officer named in the Summary Compensation Table below; and (c) all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of our outstanding Common Stock.

Name	Amount and Nature of Beneficial Ownership
W. Roy Dunbar	9,642	(b)(c)
Roger A. Enrico	75,210	(a)(b)
Martin C. Faga	2,154	(b)
S. Malcolm Gillis	5,091	(b)(c)
Ray J. Groves	89,656	(a)(b)
Ellen M. Hancock	32,744	(a)(b)(c)
Ray L. Hunt	147,705	(a)(b)
Edward A. Kangas	15,447	(b)
James K. Sims	4,307	(b)
R. David Yost	18,189	(b)
Michael H. Jordan	1,185,920	(a)(c)(d)(e)
Jeffrey M. Heller	1,552,246	(a)(c)(d)(e)
Ronald A. Rittenmeyer	2,186	(c)(d)(e)
Charles S. Feld	360,514	(a)(c)(d)(e)
Ronald P. Vargo	28,997	(a)(c)(d)(e)
Thomas A. Haubenstricker	30,388	(a)(c)-(f)
Directors and executive officers as a group (20 persons)	4,012,928	(a)-(e)
Stephen F. Schuckenbrock	212,821	(g)
Robert H. Swan	148,406	(h)

(a)	Includes shares of Common Stock which may be acquired on or before April 1, 2007, through the exercise of stock options as follows: Mr. Enrico—26,463 shares; Mr. Groves—29,882 shares; Ms. Hancock—13,468 shares; Mr. Hunt—36,116 shares; Mr. Jordan—1,033,336 shares; Mr. Heller—1,061,668 shares; Mr. Feld—319,838 shares; Mr. Vargo—20,000 shares; Mr. Haubenstricker—22,953 shares; and all directors and executive officers as a group—2,960,455 shares. Does not include shares subject to options vesting after April 1, 2007, regardless of whether such options may vest prior to that date if the share price appreciates to specified levels.
(b)	Includes compensation deferrals treated as phantom stock under the Non-Employee Director Deferred Compensation Plan as follows: Mr. Dunbar—8,684 shares; Mr. Enrico—8,581 shares; Mr. Faga— 2,154; Dr. Gillis—5,091 shares; Mr. Groves—57,514 shares; Ms. Hancock—17,388 shares; Mr. Hunt—47,501 shares; Mr. Kangas—15,447 shares; Mr. Sims—4,307 shares, and Mr. Yost—13,189 shares.
(c)	Excludes unvested restricted stock units granted under the 2003 Amended and Restated Incentive Plan (the “Incentive Plan”) as follows: Mr. Dunbar—12,719 units; Dr. Gillis—3,993 units; Ms. Hancock—8,217 units; Mr. Jordan—460,000 units; Mr. Heller—328,000 units; Mr. Rittenmeyer—91,000 units; Mr. Feld—218,895 units; Mr. Vargo—86,331 units; Mr. Haubenstricker—45,400 units; and all directors and executive officers as a group—1,619,487 units. The units will vest (subject to earlier vesting based on EDS’ achievement of performance goals) during the period from 2007 through the earlier of normal retirement or 2010, subject to earlier vesting under the terms of agreements with certain executives described below.
(d)	Includes vested compensation deferrals treated as invested in Common Stock under the Executive Deferral Plan as follows: Mr. Jordan—6,763 shares; Mr. Heller—61,346 shares; Mr. Rittenmeyer—197 shares; Mr. Feld—6,117 shares; Mr. Vargo—1,263 shares; Mr. Haubenstricker—5,468 shares; and all executive officers as a group—93,678 shares.
(e)	Includes vested compensation deferrals treated as invested in Common Stock under the 401(k) Plan as follows: Mr. Jordan—496 shares; Mr. Heller—574 shares; Mr. Rittenmeyer—one share; Mr. Feld—396 shares; Mr. Vargo—444 shares; Mr. Haubenstricker—604 shares; and all executive officers as a group—6,909 shares.

(f)	Mr. Haubenstricker served as interim co-chief financial officer from March 15, 2006, to August 22, 2006. His share ownership is not included in the amounts reported above for all executive officers as a group as of January 31, 2007.
(g)	Mr. Schuckenbrock was separated from EDS effective May 31, 2006. The total amount reported for him includes 212,379 shares of Common Stock which may be acquired on or before April 1, 2007, through the exercise of stock options and excludes 26,001 unvested restricted stock units granted under the Incentive Plan.
(h)	Mr. Swan resigned as Executive Vice President and Chief Financial Officer on March 15, 2006. The total amount reported for him includes 105,767 vested compensation deferrals treated as invested in Common Stock under the Executive Deferral Plan and 285 vested compensation deferrals treated as invested in Common Stock under the 401(k) Plan.

Stock Ownership of Certain Beneficial Owners. Based on a review of filings with the SEC, we are aware of the following beneficial owners of more than 5% of the outstanding Common Stock at December 31, 2006:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Dodge & Cox 555 California St., 40th Floor San Francisco, CA 94104	65,269,806	(a)	12.6%
Hotchkiss and Wiley Capital Management, LLC 725 S. Figueroa St, 39th Floor Los Angeles, CA 90017	58,986,010	(b)	11.4%
AXA Financial, Inc. (c) 1290 Avenue of the Americas New York, NY 10104	60,781,871	(c)	11.8%
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	29,880,508	(d)	5.8%

(a)	Dodge & Cox reported sole voting power over 61,085,906 shares, shared voting power over 651,800 shares, and sole dispositive power over all shares beneficially owned.
(b)	Hotchkiss and Wiley reported sole voting power over 43,843,910 shares and sole dispositive power over all shares beneficially owned.
(c)	A group comprised of AXA Financial, Inc. (including its subsidiaries Alliance Capital Management L.P. and AXA Equitable Life Insurance Company) and certain affiliated entities located in Paris, France, reported sole voting power over 46,482,732 shares, shared voting power over 4,092,933 shares, sole dispositive power over 60,763,940 shares and shared dispositive power over 17,931 shares.
(d)	State Street reported sole voting power over 14,356,921 shares, shared voting power over 15,523,587 shares, and shared dispositive power over all shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required under the Exchange Act to file with the SEC reports of ownership and changes in ownership in their holdings of Common Stock. We assist such persons with these filings. Based on an examination of these reports and on written representations provided to us, we believe that all such reports were timely filed in 2006, other than the final Form 4 filing for Stephen F. Schuckenbrock on June 5, 2006.

Non-Employee Director Compensation

Our compensation program for non-employee directors is designed to attract and retain qualified directors by offering compensation that is competitive with other large, global companies and recognizes the time, expertise and accountability required by Board service. Each year, the CBC reviews the current compensation program as well as director compensation data prepared by an external consulting firm. Based upon this review, the CBC recommends to the full Board of Directors what changes, if any, should be made to the director compensation program. The Board must approve any changes to the director compensation program.

Non-employee directors receive an annual cash retainer of $200,000 and an additional $15,000 for serving as chairperson of one of the Board’s three standing committees. No additional fees are paid for attending Board or Board committee meetings. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with their service. We do not provide retirement benefits, perquisites or other benefits to non-employee directors. Director compensation is paid at the commencement of each annual director compensation period, which begins at the Annual Meeting of Shareholders in April.

Directors may elect to receive their annual compensation in one or a combination of the following three forms:

•	deferral to an interest bearing account and/or a “phantom” EDS stock unit account;

•	restricted stock; or

•	cash.

Compensation deferred into the interest bearing account earns interest at an annual rate equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service (“IRS”). The number of units/shares granted is determined by dividing 110% of the elected compensation amount by the fair market value (average of the high and low trading prices) of EDS common stock on the date of grant. Compensation deferred into EDS stock units or granted as restricted stock receives a 10% premium to encourage directors to elect EDS equity as a form of compensation. Compensation elected in the form of deferred compensation vests immediately while restricted stock vests ratably over three years. With respect to both stock units and restricted stock, dividend equivalents are awarded at the same time and at the same rate as paid to EDS shareholders. If a director’s service terminates prior to completing 24 months of service (except due to death or disability), a pro-rata portion of cash, deferred compensation and/or restricted stock paid in respect of the compensation year in which the director’s service ended (based on months of service) will be forfeited, or, with respect to cash compensation, returned to EDS. If the director’s service terminated due to death or disability, compensation will not be pro-rated and any restricted stock will vest immediately.

A director’s deferred account balance is distributed in cash following separation from the Board. At the director’s election, the account balance can be distributed in a lump sum or annually in either three or five installments beginning on a director’s last day of service. The value of a director’s stock unit account for purposes of distribution is based on the fair market value of EDS common stock on the last day of Board service. This amount is converted to the interest bearing account if a director elects the installment option.

Directors are subject to stock ownership guidelines under which they will be expected to hold EDS equity valued at not less than $400,000 by the later to occur of (i) our Annual Meeting of Shareholders in 2009 or (ii) five years from their election to the Board.

The following table sets forth the compensation paid to non-employee directors in 2006. The amounts reported represent compensation for the 2006/2007 director compensation year and were paid at the commencement of such period or, for directors appointed thereafter, on a pro-rated basis following their appointment.

Non-Employee Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (c)	All Other Compensation	Total
W. Roy Dunbar	$0	$105,996	$0	$105,996
Roger A. Enrico	107,500	123,455	0	230,955
Martin C. Faga (a)	71,978	55,004	0	126,982
S. Malcolm Gillis	80,000	46,458	0	126,458
Ray J. Groves	0	241,700	0	241,700
Ellen M. Hancock (b)	0	229,970	0	229,970
Ray L. Hunt	0	225,197	0	225,197
Edward A. Kangas	100,000	110,007	0	210,007
James K. Sims (a)	21,978	110,007	0	131,985
R. David Yost	0	220,014	0	220,014

(a)	Compensation for Messrs. Faga and Sims was prorated based on their service commencement date of September 7, 2006.
(b)	Compensation for Ms. Hancock reflects a prorated chairperson fee paid in 2006 of $7,458 for the 2005/2006 director compensation year. Ms. Hancock was appointed CBC Chair on October 21, 2005.
(c)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), and thus includes amounts from awards granted in and prior to 2006. During 2006, each director was granted the following stock awards: Mr. Dunbar – 7,986 restricted stock units with a fair value of $220,014; Mr. Enrico – 4,293 phantom stock units with a fair value of $118,272; Mr. Faga – 2,149 phantom stock units with a fair value of $55,004; Mr. Gillis – 3,993 restricted stock units with a fair value of $110,007 and 799 phantom stock units with a fair value of $22,012; Mr. Groves – 8,585 phantom stock units with a fair value of $236,517; Ms. Hancock – 4,442 restricted stock units with a fair value of $122,377 and 4,442 phantom stock units with a fair value of $122,377; Mr. Hunt – 7,986 phantom stock units with a fair value of $220,014; Mr. Kangas – 3,993 phantom stock units with a fair value of $110,007; Mr. Sims – 4,298 phantom stock units with a fair value of $110,007; and Mr. Yost – 7,986 phantom stock units with a fair value of $220,014.

As of December 31, 2006, each director had the following number of options, restricted stock units and phantom stock units outstanding: Mr. Dunbar – no options, 12,719 restricted stock units and 8,684 phantom stock units; Mr. Enrico – 26,463 options, no restricted stock units and 8,581 phantom stock units; Mr. Faga – no options, no restricted stock units and 2,154 phantom stock units; Mr. Gillis – no options, 3,993 restricted stock units and 5,091 phantom stock units; Mr. Groves – 29,882 options, no restricted stock units and 57,514 phantom stock units; Ms. Hancock – 19,662 options, 8,217 restricted stock units and 17,388 phantom stock units; Mr. Hunt – 36,116 options, no restricted stock units and 47,501 phantom stock units; Mr. Kangas – no options, no restricted stock units and 15,447 phantom stock units; Mr. Sims – no options, no restricted stock units and 4,307 phantom stock units; and Mr. Yost – no options, no restricted stock units and 13,189 phantom stock units.

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Program Objectives

The primary objectives of our executive compensation program are to attract and retain accomplished and high-potential executives and to motivate those executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in shareholder value. Consistent with that objective, our executive compensation program includes both annual incentive and stock based-compensation that rewards performance as measured against the achievement of short-and long-term goals designed to align executives’ interest with those of our shareholders.

We seek to attract and retain executives by offering total compensation competitive with the market in which we compete for executive talent. We believe that the market is broader than the information technology (“IT”) industry in which we operate. Accordingly, the Compensation and Benefits Committee (“CBC”) reviews survey data from two comparator groups prepared by an external consulting firm. One group consists of large global corporations similar in revenue and/or market capitalization to EDS, most of which are outside the IT industry, with a sector weighting similar to the composition of the S&P 500. This group consists of 29 companies with median 2006 annual revenues of approximately $26 billion. The second group consists of 21 companies in the IT and related industries with median 2006 annual revenues of approximately $21 billion. The CBC reviews these comparator groups annually to ensure they are a representative cross-section of the businesses with which we compete for executive talent, and approves any changes to the companies that comprise each comparator group.

To motivate our executives to achieve short- and long-term goals designed to create sustainable shareholder value, we structure our annual bonus and long-term incentive programs to pay above the 50th percentile of the comparator groups when EDS exceeds such goals and below the 50th percentile when these goals are not achieved.

Our annual bonus program is designed to motivate executives to achieve short-term goals established by the CBC by linking the payment of an annual cash bonus to achievement of these goals. For our named executive officers, in 2006 the short-term goals related to earnings per share, free cash flow and revenue. We refer you to the discussion of “Annual Bonus” under “Elements of Compensation” below for a description of the performance goals established for each metric, the relative weightings assigned to each metric, the factors considered by the CBC in establishing such goals for 2006 and why we believe the achievement of such goals helps create sustainable shareholder value.

Our long-term incentive compensation program is designed to motivate executives to achieve long-term goals through the grant of stock options as well as performance-based restricted stock units (“P-RSUs”), the vesting of which is dependent on our achievement of three-year goals approved by the CBC. For the “named executive officers” in the Summary Compensation Table below, the long-term metrics for the 2006 P-RSU grant related to average annual operating margin, net asset utilization and organic revenue growth for the three-year period that began on January 1, 2006. We refer you to the discussion of “Long-Term Incentive Compensation” under “Elements of Compensation” below for a description of the relative weighting assigned to each metric, the factors considered by the CBC in establishing such goals for the three-year performance period and why we believe the achievement of such goals helps create sustainable shareholder value.

The combination of annual and long-term incentive programs is designed to provide a balanced total incentive opportunity that rewards executives for the quality of both their short- and long-term performance and decisions.

Role of the CBC and Management in Executive Compensation

The CBC determines the total compensation of our CEO and all other executive officers and oversees the design and administration of compensation and benefit plans for all EDS employees. The CBC is responsible for the review, establishment and approval of:

•	executive compensation and benefits strategy, programs and policies;

•	goals and objectives related to CEO performance, evaluating the CEO’s performance relative to such goals and objectives and approving the CEO’s total compensation based on such performance;

•	salary, annual bonus, equity-based compensation and other remuneration for executive officers;

•	performance metrics and goals for any performance-based cash or equity incentive compensation plan in which executive officers participate;

•	design of all compensation plans that include EDS equity as a component of the plan;

•	severance agreements for executive officers and change-of-control agreements for any EDS employee;

•	changes to employee benefit plans; and

•	making recommendations to the full Board regarding non-employee director compensation.

During CBC meetings, our internal human resources personnel present topical issues for discussion and education as well as specific recommendations for review. Certain executive officers, including the Chairman and CEO and the Senior Executive Vice President and Chief Administrative Officer attend a portion of most regularly scheduled CBC meetings, excluding executive sessions. The CBC also obtains input from our legal, finance and tax functions, as appropriate, as well as one or more executive compensation consulting firms regarding matters under consideration. The CBC has delegated to management certain responsibilities related to employee benefit matters. The CBC has formed three management committees that (i) oversee the investment of U.S. retirement plan assets and savings plan investment funds, (ii) approve the design/redesign of any employee benefit plan that does not result in a cost greater than $10 million in net present value over five years, and (iii) administer benefit plans for U.S. employees and former employees, their families and beneficiaries. These three committees are made up of EDS employees and report to the CBC on an annual basis. Additionally, the CBC has delegated to management the ability to periodically grant equity compensation to non-executive officers. These grants are generally for new hires, transitions and promotions and cannot exceed certain levels established by the CBC. All such grants are reported to the CBC at its next regularly scheduled meeting following the grant date.

The CBC utilizes two consulting firms for executive compensation matters. Mercer Human Resource Consulting has been retained by the CBC for periodic advice and projects as well as an annual review of the CEO’s compensation. Towers Perrin, which has been retained by management, provides market data to the CBC and management on competitive pay practices for executives at and above the Vice President level.

Elements of Executive Compensation

In addition to health/welfare benefit plans and programs generally available to all employees, our executive compensation program comprises the following principal elements:

•	base salary

•	annual bonus

•	long-term incentive compensation

•	perquisites

•	deferred compensation/retirement

•	executive severance and change-of-control agreements

In allocating between cash and non-cash compensation, and current and long-term compensation, we utilize the 50th percentile of the comparator groups described above as a guideline, while seeking to maintain total compensation at the 50th percentile of the relevant position in the comparator groups. To consider all elements of compensation in total rather than each element in isolation, management has prepared total compensation “tally sheets” for executive officers for annual review by the CBC since 2005. These tally sheets summarize the value of each compensation element (including base salary, annual bonus, long-term incentive awards, deferred compensation, benefits and perquisites) plus the potential cost to us and benefit to the executive officers of change-of-control and severance payments. The information provided in the tally sheets is generally the same as the information reported, or to be reported, in our proxy statements.

Base Salary

We utilize the 50th percentile base salary for each comparator group (adjusted using regression analysis to minimize differences in revenues) for comparable positions as a guideline to establish base salaries for executive officers. However, the CBC may establish an executive officer’s base salary higher or lower than the 50th percentile based on a number of factors, including individual performance, relevant experience, job responsibility, time interval since the last salary adjustment, the weight placed on base salary versus long-term incentive compensation and the executive officer’s salary as compared internally. For example, the CBC established 2006 base salary for Mr. Jordan below the 50th percentile for his position in order to place more weight on long-term incentive compensation. Mr. Jordan’s base salary will be increased effective April 1, 2007, to $1,400,000 per year to more closely approximate the 50th percentile for his position. This is the first increase in his base salary since joining EDS in March 2003.

Base salaries are generally reviewed annually during the first quarter and at other times if an executive officer’s responsibilities have materially changed. For example, Mr. Vargo’s base salary was reviewed and increased in connection with his August 2006 appointment as Executive Vice President and Chief Financial Officer, and Mr. Rittenmeyer’s and Mr. Feld’s base salaries were increased upon their appointments as President and Chief Operating Officer and Senior Executive Vice President, Applications Services, respectively, in December 2006.

While we recognize performance-based compensation, such as annual bonus and long-term incentive compensation, more effectively motivates executive officers to achieve corporate goals, we believe the base salary element of total compensation is critical to attract and retain executive talent.

Annual Bonus

Executive officers and other senior leaders are eligible for an annual cash bonus under the Corporate Bonus Plan (“CBP”). The primary purpose of the CBP is to motivate participants to enable the company to achieve short-term financial goals designed to create sustainable shareholder value and reward them to the extent they achieve such goals. The CBP reflects our strategy that a significant portion of total compensation be contingent upon both company performance during the year and the executive’s contribution to that performance. As such, each executive officer is assigned an annual target bonus opportunity (expressed as a percentage of base salary) based on his or her level. For 2006, target bonus opportunity was 120% for the CEO, 110% for the Vice Chairman, 100% for the President and Chief Operating Officer, 85% for other Executive Vice Presidents, 65% for Vice President/General Managers, and 55% for Vice Presidents (Level 3). We seek to establish the targeted bonus opportunity at the 50th percentile for similar positions at companies in the comparator groups.

CBP funding for 2006 could have ranged from 0 to 200% of target bonus opportunity and was based on financial metrics and goals for corporate, regional and account performance, depending on a participant’s role during the year. Funding for the named executive officers was based 100% on corporate performance as measured by earnings per share (“EPS”) (40% weight), free cash flow (40% weight) and revenue (20% weight). These metrics and weights were chosen because we believe executive officers directly impact these metrics, the combination of these metrics are the best indicator of EDS’ performance during a fiscal year, and these goals, if achieved, should result in sustained increases to shareholder value. The table below sets forth the performance goals established by the CBC for the named executive officers under the 2006 CBP.

		Performance Goals						Total Award Eligibility
Metric	Weight	Minimum		Target Range		Maximum		Minimum	Target	Maximum
Free Cash Flow	40%	$0.52	B	$0.80B - $1.00	B	$1.35	B	0%	40%	80%
EPS	40%	$0.68		$1.05 - $1.15		$1.55		0%	40%	80%
Revenue	20%	$17.8	B	$19.8B - $20.8	B	$22.9	B	0%	20%	40%
	100%							0%	100%	200%

We define free cash flow as net cash provided by operating activities, less capital expenditures. Free cash flow is a non-GAAP measure and should be viewed together with our consolidated statement of cash flows. We refer you to the discussion of “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Form 10-K”).

The CBC may reduce any bonus by up to 50% of the funded amount based on its assessment of individual performance against specific objectives. In determining funding for the CBP, the CBC can adjust actual results to exclude the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. Free cash flow for purposes of our annual CBP target is automatically adjusted to exclude the impact of any client contract signed after the establishment of such target if the contract incurs negative free cash flow of more than $100 million during that year. Earnings per share is automatically adjusted to exclude the impact of any accounting changes, the impact of any new contract that results in more than $100 million in negative free cash flow during the year, the impact of expensing long-term incentive compensation, a significant gain or loss on divestiture of business units or assets, and the planned impact of significant acquisitions (with deviations to plan not excluded). Revenue is automatically adjusted to exclude the impact of any new contract that results in more than $100 million in negative free cash flow during the year, acquisitions or divestitures not contemplated in the annual financial plan and the impact of exchange rate deviations from plan rates.

In addition to the payment of an annual bonus under the CBP, the CBC may approve an additional discretionary bonus outside the CBP if an executive’s performance significantly exceeds his or her individual goals. For 2006, the CBC approved an additional discretionary bonus to Messrs. Jordan, Heller, Rittenmeyer, Feld and Vargo to recognize their contributions toward achieving extraordinary results during the year and the progress they made individually toward the company’s turnaround. The amount of such discretionary bonus is reported in the Summary Compensation Table under the “Bonus” column.

For 2006, the CBP funded in aggregate at 119% of the targeted payout for each named executive officer. This is based on results of $0.887 billion of free cash flow (100% of the target payout for free cash flow), $20.9 billion in annual revenue (105% of the target payout for revenue) and EPS of $1.33 (145% of the target payout for EPS). In determining the 2006 results for funding purposes, in addition to the automatic adjustment to the actual results described above, the CBC excluded from EPS (i.e., adjusted EPS upward) $0.12 per share, representing severance expense incurred in excess of the amount planned at the beginning of the year as a result of the acceleration of planned severance actions into 2006. This adjustment was made so participants would not be financially penalized for actions taken during the year to accelerate the implementation of the company’s multi-year plan. The CBP payment to each named executive officer for 2006 is reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Compensation

The primary purpose of our long-term incentive compensation program is to motivate executives to achieve long-term goals designed to create sustainable shareholder value and reward them to the extent they achieve such goals. Long-term incentive compensation is delivered through stock-based awards made under the Amended and Restated 2003 Incentive Plan (the “Incentive Plan”), which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards, and the EDS Executive Deferral Plan (the “EDP”).

Since 2005, our long-term incentive compensation program for executive officers has focused on annual stock-based grants in the form of non-qualified stock options and performance-based restricted stock units (“P-RSUs”), with each grant having approximately the same economic value and accounting cost to the company. This strategy was implemented to balance the CBC’s interest in (i) focusing executive officers on long-term metrics that create sustained shareholder value, (ii) addressing shareholder concerns regarding the exclusive use of stock options and shareholder dilution, (iii) more efficiently aligning long-term incentive costs with perceived value, (iv) attracting and retaining talent globally and (v) remaining competitive with market changes and compensation practices.

Stock options vest 100% in three years from the date of grant while P-RSU vesting is variable based on our results during the three-year performance period. The performance metrics for P-RSU grants in 2005 and 2006 were operating margin (50% weight), net asset utilization (25% weight) and organic revenue growth (25% weight). Performance goals for each metric are established by the CBC in the first quarter of the three-year performance period and will be adjusted at the end of the performance period to exclude the impact of expensing long-term incentive compensation, changes in accounting principles during the performance period, and significant gains or losses on the divestiture (greater than $100 million) of business units or assets. P-RSU vesting can range from 0 to 200% of the target award. These metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals and our belief that achieving or exceeding these goals should result in sustained increases to shareholder value over the longer-term. For the 2007 P-RSU grants, we changed the performance metrics to free cash flow per share, return on net assets and revenue because of the relevance of these metrics to our corporate strategy and objectives for the three-year performance period beginning on January 1, 2007.

We establish the specific performance targets for each financial metric with the intent that (i) the likelihood of a payout at the targeted amount is greater than 50%, (ii) it is likely we will achieve the minimum performance levels required for any payout and (iii) it is unlikely we will achieve the performance levels required for the maximum payout. We also generally establish the performance targets at levels requiring year-over-year financial improvement. Consistent with the foregoing approach, we believe there is a high probability that we will achieve performance over the three-year periods beginning on January 1, 2005 (for the 2005 P-RSU grant) and January 1, 2006 (for the 2006 P-RSU grant) to allow vesting of approximately 90-100% of the target award.

We may periodically grant supplemental time or performance-vesting restricted/deferred stock units to executive officers. These grants are typically made to attract new executives or as a retention device for current executives. Such awards typically vest over three or four years. For example, in 2006 we granted 300,000 deferred stock units (DSUs) to President and Chief Operating Officer Ronald A. Rittenmeyer. The award, in the form of additional discretionary credits issued under the EDP, comprises 150,000 time-vesting DSUs and a target award of 150,000 performance-vesting DSUs. We also granted 41,331 time-vesting restricted stock units to Mr. Vargo upon his promotion to Executive Vice President and Chief Financial Officer and 129,895 time-vesting restricted share units to Mr. Feld upon his promotion to Senior Executive Vice President, Applications Services. We refer you to the description of such awards under the Grants of Plan-Based Awards table below.

Dividend equivalents are not paid on unvested P-RSUs but are paid prior to vesting on time-vesting RSUs and DSUs since they are intended to put the executive in the same economic position as a shareholder from the time of grant.

We consider several factors when establishing the size of long-term incentive compensation grants to executive officers, including long-term incentive compensation awarded within the IT industry comparator group, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year and the executive’s expected contribution to our long-term performance. Based on these factors, the CBC may decide to increase or decrease an executive’s award relative to the 50th percentile of the IT comparator group. For example, if the value of an executive’s unvested stock-based awards are lower than his or her peers and the executive has performed well during the prior year, the CBC may decide to grant a larger long-term incentive award to help motivate and retain the executive. We also consider the expected shareholder dilution and accounting cost attributable to our long-term incentive programs in establishing the total number of shares/units of common stock we make available through stock-based awards.

It has been our practice to grant stock-based awards to executive officers on an annual basis. Award levels and grant dates are approved by the CBC, and grants are made on or following the date of the CBC’s approval. The CBC will also approve any option grants in connection with the hiring or promotion of an executive officer.

The CBC, together with the Audit Committee, has approved the recommendation of management to continue to grant annual stock-based awards to executive officers on March 15 of each year (or, if that date is not a trading day, the immediately preceding day), with CBC approval of such awards to occur at its regularly scheduled meeting in February. The annual stock option grants have an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. This date was selected to allow time to complete individual performance assessments for the prior year and to provide for a grant date following filing of our Annual Report on Form 10-K. Annual grants to non-U.S. employees may occur on a date other than March 15 for tax or regulatory reasons. Grants outside of the annual award process, such as grants to a newly hired or promoted executive officer, generally occur on the first trading day of the month following the date of the hiring or promotion. Stock option grants outside of the annual award process also have an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant.

Deferred Compensation

The EDP, a non-qualified deferred compensation plan, provides executive officers and other eligible employees the ability to defer base salary and annual bonus compensation into deferred stock units or a fixed income accumulation account. The purpose of this plan is to allow executives the opportunity to accumulate additional ownership of EDS equity, provide a tax-efficient way to defer compensation to future years, and make up for any company match not made in respect of the executive’s 401(k) plan contributions due to IRS limitations.

Retirement

The named executive officers, all of whom reside in the U.S., participate in the same tax-qualified defined benefit retirement plan, the Amended and Restated EDS Retirement Plan (“Retirement Plan”), as other U.S. employees. They also participate in the EDS Benefit Restoration Plan (the “Restoration Plan”), a non-qualified and unfunded retirement plan intended to pay benefits to employees whose benefits under the Retirement Plan are reduced due to certain IRS limitations. We believe these benefits are competitive with comparator company practices and allow us to attract and retain executive talent.

We also provide a Supplemental Executive Retirement Plan (“SERP”) to certain named executive officers, excluding the CEO and Chief Financial Officer, and a small group of other executives. The SERP, a non-qualified, unfunded retirement plan, is intended to provide a target retirement income based on final average earnings (base salary plus bonus) during a 60 consecutive month period prior to retirement, offset by benefits under the Retirement Plan and Restoration Plan. The SERP was established several years ago to provide competitive retirement income benefits and to retain certain executives. In 2005, in response to changes in comparator company practices, the CBC approved a policy under which no new participants could be added to the SERP without its approval. The CBC also expressed its intent to not approve new SERP participants except in extraordinary new-hire or retention situations.

The CBC may approve the award of additional years of service to an executive officer for the calculation of benefits and vesting purposes under the SERP. For example, we agreed to provide to Mr. Rittenmeyer an enhanced benefit as an inducement of employment and to make up for retirement benefits and economic value forfeited as a result of his joining the company. We refer you to the discussion of this agreement under “Pension Benefits” below.

Perquisites

We make available four primary perquisites for executive officers: personal use of aircraft; for the CEO, a car and driver for transportation in the Dallas area; financial counseling and tax preparation services; and annual physicals. The CBC has approved the use of corporate aircraft by the CEO for all personal air travel and the use of a company provided car and driver for ground travel in the Dallas area to facilitate his personal travel in as safe a manner as possible and with the most efficient use of his time. The CBC has delegated to the CEO the authority to approve all requests for personal air travel for other executive officers. We offer an Executive Physical Program that reimburses executive officers for the cost of an annual physical, up to $1,500. This benefit is provided to encourage executives to focus on their physical health and well-being. We also offer an Executive Financial Counseling Program which provides an annual allowance of up to $13,000 in the first year and $7,500 in subsequent years for financial counseling, plus reimbursement for tax preparation services. This program is intended to maximize the value of compensation provided by EDS and minimize an executive’s time spent managing personal affairs. Executives do not receive a “gross-up” payment for any taxes associated with perquisites.

With the exception of personal use of aircraft, the value of which is highly dependent on an executive officer’s usage, perquisites are intended to be competitive with comparator company practices. The CBC considers the total value of perquisites when establishing the amounts of other forms of compensation.

Executive Severance and Change-of-Control Agreements

We have entered into an Executive Severance Benefit Agreement with each named executive officer other than Messrs. Jordan, Heller and Haubenstricker, and a Change-of-Control Employment Agreement with each named executive officer other than Mr. Haubenstricker. An executive entitled to receive benefits following a termination of employment under an Executive Severance Benefit Agreement or a Change-of-Control Employment Agreement may elect to receive benefits under either agreement, but not both. We believe these agreements enable us to retain executive officers during times of unforeseen events when the executive’s future is uncertain but continued employment of the executive may be necessary for the company. We also believe it is beneficial to have agreements in place that specify the exact terms and benefits an executive receives if we elect to separate an executive officer involuntarily from the company.

The agreements with named executive officers include an expiration or “sunset” date which may not be extended without CBC approval. Benefits payable under these agreements are benchmarked periodically, including prior to any extension, relative to comparator company practices. During 2006, we reviewed the prevalence of severance and change-of-control agreements among our comparator groups’ executives as well as the provisions of such agreements to benchmark the competitiveness of EDS’ agreements. Specifically, we reviewed the cash severance multiplier, equity vesting provisions, benefit continuation practices, excise tax gross-up prevalence, and the length of the protection period in the event of a change-of-control. Based upon our review, we believe our agreements are generally consistent with those of our comparator groups.

The CBC has established a policy requiring shareholder approval before we can agree to provide a separation benefit to an executive officer that exceeds 2.99 times annual base salary plus target bonus. This limitation applies to cash severance and the present value of retirement/fringe benefits in excess of what would normally be provided under the terms of the relevant plans. The value of continued or accelerated vesting of stock-based awards is not subject to this limit.

Additional information regarding the terms of the Executive Severance Benefit and Change-of-Control Employment Agreements with the named executive officers, including estimates of the amounts payable under such agreements assuming termination of employment as of December 31, 2006, is set forth under the heading “Agreements Related to Potential Payments Upon Termination or Change-of-Control” below.

Stock Ownership Guidelines

Executive officers are subject to stock ownership guidelines under which they will be expected to hold EDS equity valued at not less than the following amount (expressed as a multiple of annual base salary) by the later of (i) December 31, 2008, or (ii) five years from an executive’s change of level.

Executive Level	Stock Ownership Guideline
Office of the Chairman	5x annual base salary
Senior Executive Vice President/Executive Vice President	3x annual base salary
Senior Vice President/Vice President & General Manager	2x annual base salary
Vice President (Level 3)	1x annual base salary

All forms of direct and indirect ownership are included in determining stock ownership, including shares held outright, unvested restricted stock units, vested and unvested deferred stock units, and units held in a 401(k) account. As of December 31, 2006, all named executive officers had sufficient ownership to achieve the relevant stock ownership multiple.

Policy on Stock Trading and Hedging

We have in place a pre-clearance process for all trades in EDS securities which all executive officers must follow. Executive officers and other insiders are also prohibited from engaging in any transaction involving a put, call or other option on EDS securities (other than exercises of an option granted under an EDS incentive plan) at any time.

Recovery of Incentive Compensation in the Event of a Financial Restatement

The CBC does not have a policy that would recover cash or equity compensation received by an executive officer if the company’s performance upon which the payments were based is adjusted or restated and the adjusted performance would have resulted in reduced compensation. However, the CBC would consider any such event when making future compensation decisions for executive officers who continue to be employed by the company.

Section 162(m) Compliance

We generally seek to grant stock options and establish performance goals under our bonus and long-term incentive compensation plans in a manner that qualifies as “performance-based” under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 paid to certain individuals. However, certain forms and amounts of compensation may not be performance-based and may result in our exceeding the $1 million deduction limitation from year to year, including time-vesting RSUs, any cash bonus outside of the CBP, and base salary in excess of $1 million.

The $1 million performance-based level was exceeded in 2006 with respect to each of the CEO, the Vice Chairman, the President and Chief Operating Officer, and the Senior Executive Vice President, Applications Services principally as a result of (i) the additional discretionary bonus paid outside the CBP described above, (ii) for the CEO and the Vice Chairman, the vesting of restricted stock units granted in 2003 (see “Stock Option Exercises and Restricted Stock Vesting” table below) and (iii) for the Senior Executive Vice President, Applications Services, the two retention payments made in 2006 related to EDS’ acquisition of The Feld Group.

Report of the Compensation and Benefits Committee

The Compensation and Benefits Committee reviewed and discussed with management of EDS the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in EDS’ Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation and Benefits Committee
Ellen M. Hancock, Chair
Martin C. Faga
James K. Sims
R. David Yost

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee is not incorporated by reference into any such filings.

Summary Compensation Table

The following table sets forth information with respect to the compensation for 2006 of our Chief Executive Officer, each individual who served as Chief Financial Officer during 2006, our three other most highly compensated executive officers as of the end of 2006, and one former executive officer (the “named executive officers”).

Name and Principal Position (a)	Year	Salary ($)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
Michael H. Jordan Chairman and CEO	2006	$1,000,000	$572,000	$3,215,263	$6,770,495	$1,428,000	$365,428	$288,525	$13,639,711
Jeffrey M. Heller Vice Chairman	2006	850,000	87,350	1,205,791	2,190,061	1,112,650	0	46,767	5,492,619
Ronald A. Rittenmeyer President and Chief Operating Officer	2006	770,833	310,000	1,373,374	1,169,566	1,190,000	451,274	134,480	5,399,527
Charles S. Feld Senior Executive Vice President, Applications Services	2006	727,083	538,337	1,724,120	1,988,542	834,488	478,392	10,800	6,301,762
Ronald P. Vargo Executive Vice President and Chief Financial Officer	2006	390,833	263,250	460,649	122,392	386,750	77,632	35,031	1,736,537
Thomas A. Haubenstricker Vice President and Former Interim Co-Chief Financial Officer	2006	305,000	200,000	314,691	227,827	225,000	82,350	2,900	1,357,768
Stephen F. Schuckenbrock Former Co-Chief Operating Officer	2006	312,500	354,618	1,054,413	1,400,260	0	278,767	3,221,348	6,621,906
Robert H. Swan Former Executive Vice President and Chief Financial Officer	2006	135,417	0	-94,955	115,898	0	0	9,035	165,395

(a)	Messrs. Vargo and Haubenstricker served as interim co-chief financial officers from March 15, 2006, to August 22, 2006. Mr. Vargo was appointed Executive Vice President and Chief Financial Officer on August 22, 2006. Mr. Swan resigned from EDS effective March 15, 2006, and Mr. Schuckenbrock separated from EDS effective May 31, 2006.

(b)	Amounts in this column include the following discretionary bonus payments outside of the Corporate Bonus Plan: Mr. Jordan— $572,000; Mr. Heller—$87,350; Mr. Rittenmeyer—$310,000; Mr. Feld—$65,512; and Mr. Vargo—$63,250.

For Messrs. Vargo and Haubenstricker: Also includes a $200,000 bonus awarded pursuant to agreements with these executives related to their service as interim co-chief financial officers from March 15, 2006, to August 22, 2006, paid one-half in August 2006 and one-half in February 2007.

For Messrs. Feld and Schuckenbrock: Also includes the following retention payments related to EDS’ acquisition of The Feld Group: Mr. Feld – two payments of $236,412; and Mr. Schuckenbrock, two payments of $177,309.

(c)	Amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, calculated in accordance with SFAS No. 123R. We refer you to the discussion of the assumptions used in such valuation in Note 11 of Notes to Consolidated Financial Statements in our 2006 Form 10-K. Includes P-RSU grants (target award), performance-vesting deferred stock unit grants (target award), and time-vesting restricted stock awards granted in and prior to 2006.

For Mr. Schuckenbrock: Amounts reported include the accelerated vesting of 25,622 restricted shares granted on December 30, 2003, with a grant price of $23.503.

For Mr. Swan: Amounts reported reflect the forfeiture of 33,000 P-RSUs (target award) granted in March 2005 (value forfeited $157,495).

(d)	Amounts reported reflect the dollar amount required to be recognized for financial statement reporting purposes in 2006 for stock option awards granted in and prior to 2006 calculated in accordance with SFAS No. 123R (includes $3,740,333 recognized in 2005). We refer you to the discussion of the assumptions used in such valuation in Note 11 of Notes to Consolidated Financial Statements in our 2006 Form 10-K.

For Mr. Schuckenbrock: Amounts reported include the accelerated vesting of 60,714 stock options granted on January 9, 2004, with an exercise price of $23.955 and 50,000 stock options granted on March 24, 2004, with an exercise price of $19.175.

For Mr. Swan: Amounts reported reflect the forfeiture of 100,000 stock options granted in March 2004 (value forfeited $378,583) and 75,000 stock options granted in March 2005 (value forfeited $206,164).

(e)	Represents awards paid in February 2007 under the Corporate Bonus Plan for 2006 performance.

(f)	Represents the change in pension value under the Retirement Plan, the Restoration Plan and the SERP.

For Mr. Heller: Mr. Heller originally retired from EDS in 2002 and continues to draw monthly benefits. While he is eligible for increased benefit payments as a result of his current employment, it is unlikely his retirement income benefit will increase as a result of his subsequent retirement.

For Mr. Swan: Due to Mr. Swan’s resignation on March 15, 2006, he forfeited his retirement benefits. Therefore, the change in his pension value for 2006 was negative $272,573.

(g)	Amounts reported include the following executive perquisites, employer 401(k) Plan contributions and, for Mr. Schuckenbrock, payments as a result of his termination of employment:

For Mr. Jordan: $141,971 for personal use of corporate aircraft; $38,569 for reimbursement of financial planning and tax return preparation expenses; $104,585 for a car and driver provided by EDS for ground transportation in the Dallas area (includes driver’s salary, vehicle lease cost, fuel expense and other variable costs); and matching award under the 401(k) Plan of $3,400. We estimate the personal use of such car and driver at 25% of total usage; however, the amount reported above reflects 100% of the total cost to EDS.

For Mr. Heller: $36,013 for personal use of corporate aircraft; $7,500 for reimbursement of financial planning and tax return preparation expenses; and matching award under the 401(k) Plan of $3,254.

For Mr. Rittenmeyer: $108,855 for personal use of corporate aircraft; $22,026 for reimbursement of financial planning and tax return preparation expenses; $1,039 for catering related to personal use of a company stadium suite (no other incremental cost is attributable to such use); and matching award under the 401(k) Plan of $2,560.

For Mr. Feld: $7,500 for reimbursement of financial planning and tax return preparation expenses; and matching award under the 401(k) Plan of $3,300.

For Mr. Vargo: $24,898 for personal use of corporate aircraft; $6,833 for reimbursement of financial planning and tax return preparation expenses; and matching award under the 401(k) Plan of $3,300.

For Mr. Haubenstricker: Matching award under the 401(k) Plan of $2,900.

For Mr. Schuckenbrock: $18,251 for personal use of corporate aircraft; matching award under the 401(k) Plan of $1,406; $7,500 for reimbursement of financial planning and tax return preparation expenses; and $1,592 for reimbursement of executive physical expenses. Also includes the following severance payments: two times base salary and target bonus ($3,000,000 total); payment of the 3rd installment of a retention award in connection with EDS’ acquisition of The Feld Group ($177,309); continuation of financial counseling for one year ($7,500); and COBRA coverage ($7,790).

For Mr. Swan: $1,875 for reimbursement of financial planning and tax return preparation expenses; matching award under the 401(k) Plan of $3,400; and a commemorative gift upon his resignation from EDS valued at $3,760 (including related tax gross-up).

Valuation of Personal Use of Corporate Aircraft: The value of personal aircraft usage reported above is based on EDS’ direct operating cost per flight hour. This methodology calculates incremental cost based on the weighted average cost of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip-related hangar expenses. Flight hours for personal aircraft usage reflected in the amounts reported above do not include hours for any related “deadhead” positioning of aircraft. On certain occasions, an executive’s spouse or other guest may accompany the executive on a flight. No additional direct operating cost is incurred in such situations. A portion of the incremental costs for personal aircraft usage reported above is not deductible by the company for U.S. federal income tax purposes.

Grants of Plan-Base d Awards

									All Other Stock Awards: Number of Shares of Stock or Units (c)	All Other Option Awards: Number of Securities Underlying Options (d)	Exercise Price of Options Awards ($/Share)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)

	Committee Approval Date
Name		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

M. H. Jordan	2/6/2006	3/15/2006	$0	$1,200,000	$2,400,000								n/a
	2/6/2006	3/15/2006				0	210,000	420,000					$5,342,400
	2/6/2006	3/15/2006								600,000	$27.475	$27.50	5,304,000
J.M. Heller	2/6/2006	3/15/2006	0	935,000	1,870,000								n/a
	2/6/2006	3/15/2006				0	90,000	180,000					2,289,600
	2/6/2006	3/15/2006								250,000	27.475	27.50	2,210,000
R.A. Rittenmeyer	2/6/2006	3/15/2006	0	1,000,000	2,000,000								n/a
	2/6/2006	3/15/2006				0	58,000	116,000					1,475,520
	2/6/2006	3/15/2006								175,000	27.475	27.50	1,547,000
	8/25/2006	9/1/2006				0	150,000	300,000					3,445,500
	8/25/2006	9/1/2006							150,000				3,445,500
C.S. Feld	2/6/2006	3/15/2006	0	701,250	1,402,500								n/a
	2/6/2006	3/15/2006				0	45,000	90,000					1,144,800
	2/6/2006	3/15/2006								130,000	27.475	27.50	1,149,200
	12/4/2006	12/4/2006							129,895				3,500,021
R.P. Vargo	2/6/2006	3/15/2006	0	325,000	650,000								n/a
	2/6/2006	3/15/2006				12,500	25,000	50,000					636,000
	8/21/2006	9/1/2006							41,331				1,000,004
T.A. Haubenstricker	2/6/2006	3/15/2006	0	170,500	341,000								n/a
	2/6/2006	3/15/2006				12,500	25,000	50,000					636,000
S.F. Schuckenbrock	2/6/2006	3/15/2006				0	58,000	116,000					1,475,520
	2/6/2006	3/15/2006								175,000	27.475	27.50	1,547,000
R.H. Swan	—	—	—	—	—	—	—	—	—	—	—	—	—

(a)	Amounts shown represent the threshold, target and maximum awards that could be earned by the named executive officer under the CBP for 2006. Funding is based 100% on corporate performance as measured by earnings per share, free cash flow, and revenue. Actual bonuses paid for 2006 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(b)	Represents P-RSUs granted under the Incentive Plan and, for Mr. Rittenmeyer, a performance-vesting DSU award on September 1, 2006, under the EDP. P-RSUs are restricted stock units that vest approximately three years from the date of grant based on EDS’ performance as measured by Operating Margin (50% weight), Net Asset Utilization (25% weight), and Organic Revenue Growth (25% weight). The performance period for the 2006 grant is the three-year period commencing on January 1, 2006. Following vesting of any P-RSUs, a participant will be prohibited from selling 50% of the vested shares for 12 months following the vesting date. Dividends or dividend equivalents are not paid or accrued on P-RSUs. The 2006 P-RSU grant minimum vesting for Messrs. Vargo and Haubenstricker is 50% of the target award since neither was an executive officer at the time of grant. For all other named executive officers, the 2006 P-RSU grant minimum vesting is 0% of the target award. Mr. Rittenmeyer’s DSU award will vest on September 1, 2009, subject to the achievement of pre-established three-year average productivity yield (50% weight) and organic revenue growth (50% weight) targets. Vesting can range from 0 to 200% of the target award. Dividend equivalents will be credited on the vesting date and will be retroactively calculated as though periodically credited at the same time as on EDS common stock.

(c)	For Mr. Rittenmeyer: Represents a time-vesting DSU award on September 1, 2006, pursuant to the EDP. The award will vest on September 1, 2009. Dividend equivalents will be credited at the same time dividends are paid on EDS common stock.

For Mr. Feld: Represents a grant of 129,895 time-vesting restricted stock units on December 4, 2006, upon his promotion to Senior Executive Vice President, Applications Services. The award will vest on November 30, 2009. The fair value of the award is $26.945 per stock unit (the fair market value of the EDS common stock on the grant date). Dividend equivalents will be paid in cash at the same rate and time as dividends are paid on EDS common stock.

For Mr. Vargo: Represents a time-vesting restricted stock unit award granted on September 1, 2006, pursuant to the Incentive Plan upon his appointment as Executive Vice President and Chief Financial Officer. The award will vest in 25% increments on September 4, 2007, September 2, 2008, September 1, 2009, and September 1, 2010. Dividend equivalents will be credited at the same time dividends are paid on EDS common stock.

(d)	Stock options were granted pursuant to the Incentive Plan on March 15, 2006, with an exercise price of $27.475, the average of high/low trading prices on the date of grant, which is the “fair market value” of the common stock on such date under the terms of that plan. The closing price of the common stock on that date was $27.50. Stock options vest on February 27, 2009, and have a seven-year term. Stock options issued to executive officers exercised within 12 months of vesting can only be exercised for shares and must be held for 12 months following the exercise date.

Outstanding Equity Awards as of December 31, 2006:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (b)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested	Vesting Date
M.H. Jordan	500,000 500,000		600,000 550,000 550,000 550,000	$27.4750 20.6650 24.9275 19.1750 15.5800 20.2540	2/27/2009 2/29/2008 3/23/2007 3/23/2007	3/15/2013 3/31/2012 3/24/2014 3/24/2014 3/20/2013 3/20/2013				210,000 250,000	$5,785,500 6,887,500	2/27/2009 2/29/2008
J.M. Heller			250,000	27.4750	2/27/2009	3/15/2013				90,000	2,479,500	2/27/2009
			188,000	20.6650	2/29/2008	3/31/2012				83,000	2,286,650	2/29/2008
	25,870 125,000 125,000 175,000 120,000 500,000	(a)	150,000 150,000	24.9275 19.1750 15.5800 20.2540 15.5800 68.8125 40.5938 45.0600	3/23/2007 3/23/2007	3/24/2014 3/24/2014 2/9/2007 3/20/2013 3/20/2013 3/8/2007 3/1/2008 12/17/2011	25,000 130,000		$688,750 3,581,500			3/2/2007 3/1/2010
R.A. Rittenmeyer			175,000 200,000 75,000	27.4750 19.1900 19.1900	2/27/2009 7/6/2009 2/29/2008	3/15/2013 7/7/2012 7/7/2012	150,000 558	(c)	4,132,500 15,366	58,000 33,000 150,000	1,597,900 909,150 4,132,500	9/1/2009 9/1/2009 2/27/2009 2/29/2008 9/1/2009
C.S. Feld	50,000 188,887		130,000 99,000 50,000 80,951	27.4750 20.6650 19.1750 23.9550	2/27/2009 2/29/2008 3/24/2008 1/9/2007	3/15/2013 3/31/2012 3/24/2014 1/1/2009	34,162 129,895		941,163 3,578,607	45,000 44,000	1,239,750 1,212,200	2/27/2009 2/29/2008 1/9/2007 11/30/2009
R.P. Vargo	20,000		20,000	19.1750	3/24/2008	3/24/2014	41,331		1,138,669			25% increments on 9/4/07, 9/2/08, 9/1/09, 9/1/10
							3,333		91,824			1/26/2007
										25,000	688,750	2/27/2009
										20,000	551,000	2/29/2008
T.A. Haubenstricker	17,000 286		5,667	19.1750 19.1750	3/24/2007	3/24/2010 3/24/2008				25,000 20,000	688,750 551,000	2/27/2009 2/29/2008
			15,000	19.1750	3/24/2008	3/24/2014	400		11,020			3/2/2007
S.F. Schuckenbrock	10,000 202,379			27.4750 23.9550		5/31/2007 5/31/2007				8,056 17,945	221,943 494,385	2/27/2009 2/29/2008
R.H. Swan	—		—	—	—	—	—		—	—	—	—

(a)	These stock options were exercised on January 30, 2007, at a weighted average exercise price of $26.112 per share.
(b)	Amounts shown reflect target P-RSU award levels.
(c)	Represents unvested dividend equivalents credited to Mr. Rittenmeyer pursuant to his September 1, 2006, DSU award.

Stock Option Exercises and Restricted Stock Vesting

The following table contains information about stock options exercised by the named executive officers and the vesting of stock awards held by the named executive officers in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
M. H. Jordan(a)	40,500	$404,328	150,000	$4,164,000
J.M. Heller	— —	— —	25,000 50,000	684,875 1,388,000
R.A. Rittenmeyer	—	—	—	—
C.S. Feld	— —	— —	34,163 7,666	850,659 185,556
R.P. Vargo	—	—	3,333	82,408
T.A. Haubenstricker(b)	30,000	237,414	400	10,958
S.F. Schuckenbrock (c)	134,000	812,070	25,622	631,582
R.H. Swan (d)	393,000	4,041,804	23,141	593,335

(a)	Value based on 40,500 options with an exercise price of $15.58 and exercised at $25.5634.
(b)	Value based on 15,000 options with an exercise price of $16.205 and exercised at $25.5822 and 15,000 options with an exercise price of $19.175 and exercised at $25.6254.
(c)	Upon Mr. Schuckenbrock’s separation, 25,622 restricted shares vested at $24.65. In addition, his 2005 and 2006 target P-RSU awards were prorated based on months of service as follows: 17,945 P-RSUs granted in 2005 were earned upon separation but will vest based on EDS’ performance as determined in February 2008; and 8,058 P-RSUs granted in 2006 were earned upon separation but will vest based on EDS’ performance as determined in February 2009. Value of stock options is based on 100,000 options with an exercise price of $19.175 and exercised at $25.6008 and 34,000 options with an exercise price of $20.665 and exercised at $25.65.
(d)	Includes the following stock options exercised by Mr. Swan following his resignation: (1) 275,000 options granted at $16.205 and exercised at $27.2399; (2) 18,000 options granted at $16.205 and exercised at $27.3237; and (3) 100,000 options granted at $19.175 and exercised at $27.2457.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, as of October 31, 2006, under each of the Retirement Plan, the Restoration Plan and the SERP determined using the assumptions set forth in Note 13 of the Notes to Consolidated Financial Statements in our 2006 Form 10-K.

Name	Plan Name	Number of Years Credited Service (a)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
M.H. Jordan	Retirement Plan Restoration Plan SERP	3 3 n/a	$107,224 886,615 n/a	$0 0 n/a
J.M. Heller (b)	Retirement Plan Restoration Plan SERP	37 37 37	1,395,717 5,905,055 6,459,085	118,839 502,785 549,955
R.A. Rittenmeyer	Retirement Plan Restoration Plan SERP	3 3 3	51,940 197,928 237,079	0 0 0
C.S. Feld	Retirement Plan Restoration Plan SERP	14 14 14	86,873 401,498 2,410,434	0 0 0
R.P. Vargo	Retirement Plan Restoration Plan SERP	2 2 n/a	55,826 95,081 n/a	0 0 n/a
T.A. Haubenstricker	Retirement Plan Restoration Plan SERP	22 22 n/a	214,132 196,421 n/a	0 0 n/a
S.F. Schuckenbrock	Retirement Plan Restoration Plan SERP	8 8 8	56,492 247,425 433,664	0 0 0
R.H. Swan	Retirement Plan Restoration Plan SERP	3 3 3	0 0 0	0 0 0

(a)	Under the terms of his employment agreement, Mr. Rittenmeyer will be awarded an additional one and one-half (1.5) years of credited service (a total of 2.5 years of credited service) under the SERP for each full year of service completed during his first four years of employment, and two (2) additional years of credited service (a total of 3 years credited service) for each full year of employment completed during the following three years. Pursuant to this agreement, his SERP benefit will fully vest on the five-year anniversary of his employment, or earlier if he is involuntarily terminated without cause. These additional years of credited service are used to calculate his SERP benefit if he becomes vested under the plan but are not used to determine vesting. Without the extra service credit in the SERP, Mr. Rittenmeyer would not have an accrued benefit under the SERP (the value of the Retirement and Restoration plan benefit values are not impacted by the extra service grant). In addition, Mr. Swan had been awarded an additional nine years of service for purposes of the SERP that would have become effective for vesting and benefit calculation purposes when he attained age 55. However, because he resigned from EDS prior to the five-year vesting applicable to all retirement plans at that time, he will not receive any retirement benefits from EDS.
(b)	Mr. Heller, who originally retired from EDS in 2002, continues to draw monthly benefits from the Retirement Plan, the Restoration Plan, and the SERP of $9,903.25, $41,898.75 and $45,829.60 respectively, all payable as a 75% joint and survivor annuity. While he is eligible for increased benefit payments as a result of his current employment, it is unlikely his retirement income benefit will increase as a result of his subsequent retirement. Mr. Heller’s employment agreement provides that his service will not result in a decrease in the retirement benefit he had been entitled to receive at the time he rejoined the company.

Benefits under the Retirement Plan provide for accruals, which are expressed as monthly credits added to participants’ “personal pension accounts,” or PPA. The Restoration Plan provides for a supplemental benefit to employees equal to the amount they would have received under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code. Under the Restoration Plan, EDS maintains a “restoration account,” or RA, reflecting benefit and interest credits made on behalf of a participant. Monthly credits are based on a participant’s credited years of service together with age, divided by 12. The resulting quotient is the monthly allocation percentage, which is multiplied by the participant’s monthly earnings to determine the monthly amount credited to the PPA and RA. Participants receive additional credits (i) if annual compensation exceeded $94,200 (Social Security wage base) and (ii) generally if the participant was hired or rehired by EDS after age 35.

The annual benefit payable under the SERP for normal retirement will generally equal (i) 55% of the average of the participant’s total compensation (based on the highest five consecutive years within the last 10 years of employment) less (ii) the maximum covered compensation offset allowance, then prorated downward for service less than 30 years and reduced for commencement date beginning prior to age 62. The resulting benefit is then offset by any benefit accrued under the Retirement Plan and the Restoration Plan. The normal form of payment under the SERP is a single life annuity but the plan provides several actuarial equivalent forms of payment.

The final average compensation as defined under the SERP for the highest five consecutive years over the last 10-year period was as follows: Mr. Rittenmeyer, $1,343,750; Mr. Feld, $1,093,118; and Mr. Schuckenbrock, $1,160,186. Messrs. Jordan, Vargo and Haubenstricker do not participate in the SERP but do participate in the Retirement Plan and the Restoration Plan. Compensation under the retirement plans refers to total annual cash compensation plus any contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, but excludes stock-based compensation under the Incentive Plan (except stock options granted in 2003 under the annual bonus plan and subsequently exercised) and extraordinary compensation (such as moving allowances and retention bonuses). For the Retirement Plan, compensation is limited to $220,000 for 2006 by the Internal Revenue Code.

Calculations are based on the 1994 group annuity mortality table, a 6% annual discount rate and 5.50% interest crediting rate. Mr. Jordan’s calculations assume that he is currently eligible to retire. Mr. Rittenmeyer’s calculations assume an age 64 plus one month retirement, which is the age he is eligible for unreduced benefits. Messrs. Vargo and Haubenstricker’s calculations are based on an age 65 retirement assumption. Although Mr. Schuckenbrock is no longer employed by EDS, he remains eligible to receive unreduced benefits at age 62.

Mr. Feld is eligible for an early retirement benefit from the Retirement Plan, the Restoration Plan, and the SERP. Had he retired January 1, 2007, Mr. Feld’s annual retirement benefits (paid for his life only without cost of living adjustment) would have been $8,490 from the Retirement Plan, $41,201 from the Restoration Plan and $221,460 from the SERP. Employees are eligible for early retirement if they are age 55, have five years of service, and their age plus service is greater than or equal to 70. Benefits under the Retirement and Restoration plans are determined based on the participant’s cash balance converted to an annuity. SERP benefits are based on average pay, the maximum covered compensation offset allowance and service at retirement, offset by Retirement and Restoration Plan benefits. SERP benefits are unreduced at age 62.

Non-Qualified Deferred Compensation

Under the EDP, named executive officers may defer up to 50% of base salary and 100% of any bonus in 1% increments. The executive must decide to defer in the year prior to the year in which the compensation is payable. Executives can allocate their account balance between two recordkeeping accounts. The fixed income account provides a rate of interest equal to the return on 30-year U.S. treasury securities in effect as of the first business day in September of the prior year plus 50 basis points. The other account is deferred stock units under which executives do not have voting rights but receive dividend equivalents in the form of additional deferred stock units. The plan also provides a 401(k) make-up contribution in the form of additional deferred stock units. We provide a 1.5% match on the amount of compensation that exceeds the federal compensation limits on the 401(k) plan ($220,000 for 2006) if the executive defers an amount in deferred stock units under the EDP at least equal to the matching contribution. For 2006, Mr. Vargo was the only named executive officer to receive the 401(k) make-up contribution.

The following table summarizes contributions, earnings and withdrawals/distributions in 2006 for the EDP and the aggregate account balance as of December 31, 2006, for each named executive officer.

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2006
M.H. Jordan	$0	$0	$24,448	$0	$185,122
J.M. Heller (a)	0	0	267,115	1,079,507	1,687,018
R.A. Rittenmeyer (b)	0	7,258,500	1,007,555	0	8,270,774
C.S. Feld	0	0	22,217	0	168,233
R.P. Vargo (c)	19,542	8,343	3,133	0	44,736
T.A. Haubenstricker	0	0	19,857	0	150,361
S.F. Schuckenbrock	0	0	1,902	15,974	0
R.H. Swan (d)	0	0	475,834	691,446	3,004,903

(a)	Mr. Heller retired in 2002 and was rehired in 2003. As a result, he has two EDP accounts. The account balances are as follows: active account balance of $494,237 and account balance in payout status of $1,192,691.
(b)	Represents the value of Time-vesting DSUs (150,000 units) and Performance DSUs (150,000 target DSUs) granted to Mr. Rittenmeyer on September 1, 2006. This award is also shown in the Grants of Plan-Based Awards table above.
(c)	Represents base salary deferred by Mr. Vargo during 2006 and matching contributions by EDS. The amount contributed by Mr. Vargo is also reported as compensation in the Summary Compensation Table.
(d)	Represents the unvested portion of Mr. Swan’s account forfeited upon his resignation on March 15, 2006.

Agreements Related to Potential Payments Upon Termination of Employment

We have entered into Executive Severance Benefit Agreements (“Severance Agreements”) and other agreements with the named executive officers providing for the payment of amounts and/or vesting of equity-based awards in connection with a termination of their employment upon specified events. We have also entered into Change-of–Control Employment Agreements (“CoC Agreements”) with each named executive officer, other than Mr. Haubenstricker, providing for the payment of amounts and vesting of equity-based awards in connection with a termination of their employment upon specified events following a change of control of EDS (as such term is defined below). A description of these agreements is set forth below. If an executive would be entitled to receive benefits under a Severance Agreement or CoC Agreement following a termination of employment, the executive may elect to receive benefits under either agreement but not both.

Severance and Other Agreements

Severance Agreements with Messrs. Rittenmeyer, Feld and Vargo. Under the terms of these agreements, if the executive is involuntarily terminated without cause or resigns for good reason on or before December 31, 2010, he would be entitled to receive a payment equal to two times the sum of his final annual base salary and annual bonus target for the year in which the termination occurred. In addition, a prorated portion (based on the number of months elapsed through the performance period) of any unvested P-RSUs awarded to the executive on or after January 1, 2005, would vest on the scheduled vesting date, as provided in the P-RSU grant agreement, and be subject to the restrictions on sale or transfer specified in the grant agreement. A prorated portion (based on the number of months elapsed through the vesting period) of any restricted stock units and stock options awarded to the executive after January 1, 2005 (other than the options awarded to Mr. Rittenmeyer when he joined EDS, which will immediately vest and be exercisable for one year from the date of termination, the restricted stock units granted to Mr. Vargo in January 2004 and September 2006, the restricted stock units granted to Mr. Feld in December 2006, which will immediately vest on the date of termination, and the DSUs awarded to Mr. Rittenmeyer in September 2006, the disposition of which would be governed by that award agreement) that remain unvested on the date of termination shall immediately vest, be free of any restrictions on sale or transfer and, with regard to stock options, be exercisable for one year from the date of termination. All other then unvested equity-based awards granted prior to 2005 will immediately vest, be free of any restrictions on sale or transfer and, with regard to stock options, be exercisable for one year from the date of termination (other than options awarded to Mr. Feld as part of EDS’ acquisition of The

Feld Group, which would be exercisable for the period provided for in that award agreement). These agreements also provide for the payment of $7,500 as equivalent to the annual amount for financial planning/counseling services currently provided to the executive and a payment equal to the estimated cost of 18 months of health care premiums.

In addition, with respect to Mr. Rittenmeyer, if he is involuntarily terminated without cause or resigns for good reason prior to his five-year anniversary of employment (excluding an involuntary termination following a change of control), his SERP benefit will immediately vest but will be limited to 99% of his then current base salary plus annual target bonus. Mr. Rittenmeyer is provided an enhanced benefit under the SERP described under “Pension Benefits” above.

For purposes of these Severance Agreements, “good reason” means a reduction in the executive’s base salary or annual target bonus (other than a reduction in which he is treated no less favorably than similarly situated executives). “Cause” means the executive has: (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS’ lawful and appropriate policies, directives or orders applicable to employees holding comparable positions that resulted in significant harm to EDS; (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS.

Employment Agreements with Messrs. Jordan and Heller. Under the terms of our employment agreements with each of Mr. Jordan and Mr. Heller, if we terminate the executive’s employment without cause, or if he voluntarily terminates his employment after Mr. Jordan’s replacement as CEO is appointed or the executive becomes subject to total disability or dies, the executive would be entitled to a payment equal to the pro rata portion (through his termination date) of any bonus payable under the CBP if and when payment is made to other executives. For purposes of these agreements, “cause” has the same meaning as in the Severance Agreements described above.

Employment Agreement with Mr. Feld. Mr. Feld joined EDS in connection with the acquisition of The Feld Group in January 2004. Under the terms of our employment agreement with Mr. Feld, he was entitled to receive a retention payment of $709,237, two-thirds of which has already been paid and the remaining one-third of which is to be paid when the closing trading price of EDS common stock exceeds $28.3808, contingent on his remaining employed at that time (unless his employment is terminated by us without cause or by him for good reason or due to death or disability). In connection with that acquisition, Mr. Feld received 113,875 shares of restricted common stock and options to purchase 269,838 shares of common stock with an exercise price of $23.96 per share. The restricted stock vested 40% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. The options had a five-year term and vested 8% on January 9, 2004, 32% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. If his employment is terminated for any reason other than termination by us without cause, termination by him for good reason or his death or disability, then he will forfeit all restricted stock and options that have not yet vested as of the date of termination. If his employment is terminated by us without cause, or by him for good reason, any then unvested restricted stock or options will immediately vest.

Change of Control Employment Agreements

Pursuant to the CoC Agreement with each named executive officer, in the event of the occurrence of a “change of control” of EDS, the executive’s employment will be continued for a period of two years and, in the case of Messrs. Jordan, Heller and Rittenmeyer, all then unvested equity-based awards would immediately vest (with P-RSUs and DSUs vesting at the targeted amount), be free of any restrictions on sale or transfer and, with respect to stock options, be exercisable for one year. Throughout the two-year employment period, the executive will continue to receive at least the same base salary and target bonus he was receiving immediately prior to the change of control and will remain eligible to participate in all incentive and benefit plans generally available to peer executives until the end of the employment period. If during the employment period the executive’s employment is terminated other than for “cause” or disability, or by the executive for “good reason,” he would receive his unpaid salary through the date of termination and a lump sum payment equal to 2.99 times the sum of his final annual base salary and annual performance bonus target for the year in which he is terminated. In addition (except for Messrs. Jordan, Heller and Rittenmeyer, whose equity-based awards will have vested at the time of the change of control as noted above), all equity-based awards held by the executive on the date of termination will vest (with P-RSUs vesting at the targeted amount), be free of any restrictions on sale or transfer and, with regard to stock options, be exercisable for one year from the date of termination (other than those awarded to Mr. Feld as part of EDS’ acquisition of The Feld Group, which would be exercisable for the period provided for in the award). If the executive’s employment is terminated for cause or he voluntarily terminates his employment other than for good reason during the employment period, he will receive all accrued but unpaid salary through the date of termination and be entitled to no other severance under the CoC Agreement. If any payment under the CoC Agreement is subject to federal excise taxes imposed on excess parachute payments, the executive will receive an additional amount to cover any such tax payable by him as well as a gross-up payment on all taxes due. The CoC Agreements have a termination date of December 31, 2010.

For purposes of the CoC Agreements, a “change of control” of EDS includes the following: (i) any person, other than exempt persons, becomes a beneficial owner of more than 50% of EDS’ voting stock; (ii) a change in a majority of the Board of Directors, unless approved by a majority of the incumbent board members; or (iii) consummation of a reorganization, merger or sale of all or substantially all of EDS’ assets, unless following the transaction (x) the EDS shareholders prior to the transaction own more than 50% of the common stock and voting stock of the resulting entity, (y) no person owns 40% or more of the common stock or voting stock of the resulting entity and (z) at least a majority of the board of the resulting entity were members of the EDS Board prior to the transaction. “Good Reason” means: (i) a reduction in the executive’s base salary or annual target bonus opportunity; (ii) requiring the executive to be based at a location more than 50 miles from his principal work location preceding the change of control; or (iii) a reduction in the executive’s title, position, authority, duties or responsibilities inconsistent with his role prior to the change of control. “Cause” shall have the same meaning as in the Severance Agreements described above.

Potential Payments Upon Termination or Change of Control

The following table sets forth the payments required to be made to each named executive officer in connection with the termination of their employment upon specified events assuming a $27.55 per share price for our common stock (the closing price on December 29, 2006). The amounts shown also assume that the termination was effective December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts paid can only be determined at the time of the termination of the executive’s employment.

Executive Benefits and Payments Upon Termination	Voluntary Termination (a)	Involuntary Not for Cause Termination (non-Change of Control) (a)(b)	For Cause Termination	Involuntary or Good Reason Termination (Change of Control)	Death or Disability (c)
Base Salary and Target Bonus
M.H. Jordan	$0	$1,200,000	$0	$6,578,000	$0
J.M. Heller	$0	$935,000	$0	$5,337,150	$0
R.A. Rittenmeyer	$0	$4,000,000	$0	$5,980,000	$0
C.S. Feld	$0	$3,288,912	$0	$4,799,900	$236,412
R.P. Vargo	$0	$1,950,000	$0	$2,865,750	$100,000
T. A. Haubenstricker	$0	$219,231	$0	$100,000	$100,000

Stock Options
M.H. Jordan	$9,880,375	$9,880,375	$0	$9,880,375	$8,333,175
J.M. Heller	$2,977,755	$2,977,755	$0	$2,977,755	$2,446,461
R.A. Rittenmeyer	$0	$2,028,438	$0	$2,312,125	$983,333
C.S. Feld	$411,677	$1,121,446	$0	$1,401,134	$1,121,446
R.P. Vargo	$0	$167,500	$0	$167,500	$167,500
T. A. Haubenstricker	$0	$0	$0	$0	$173,086

Restricted and Deferred Stock
M.H. Jordan	$12,673,000	$12,673,000	$0	$12,673,000	$6,520,167
J.M. Heller	$4,766,150	$4,766,150	$0	$4,766,150	$2,350,933
R.A. Rittenmeyer	$0	$9,403,733	$0	$10,772,050	$5,271,233
C.S. Feld	$1,221,383	$5,741,154	$0	$6,971,720	$2,261,952
R.P. Vargo	$0	$1,827,410	$0	$2,470,243	$1,827,410
T. A. Haubenstricker	$0	$0	$0	$1,250,770	$607,937

Incremental Non-qualified Pension
M.H. Jordan	$0	$0	$0	$0	$0
J.M. Heller	$0	$0	$0	$0	$0
R.A. Rittenmeyer	$0	$432,699	$0	$0	$0
C.S. Feld	$0	$0	$0	$0	$0
R.P. Vargo	$0	$0	$0	$0	$0
T. A. Haubenstricker	$0	$0	$0	$0	$0

Health/Welfare, Tax/Financial Planning
M.H. Jordan	$0	$0	$0	$0	$0
J.M. Heller	$0	$0	$0	$0	$0
R.A. Rittenmeyer	$0	$7,500	$0	$0	$0
C.S. Feld	$0	$18,884	$0	$0	$0
R.P. Vargo	$0	$9,300	$0	$0	$0
T. A. Haubenstricker	$0	$1,347	$0	$0	$0

Tax Gross-up
M.H. Jordan	$0	$0	$0	$8,737,599	$0
J.M. Heller	$0	$0	$0	$3,635,006	$0
R.A. Rittenmeyer	$0	$0	$0	$6,751,427	$0
C.S. Feld	$0	$0	$0	$3,653,659	$0
R.P. Vargo	$0	$0	$0	$1,644,093	$0
T. A. Haubenstricker	$0	$0	$0	$0	$0

Total
M.H. Jordan	$22,553,375	$23,753,375	$0	$37,868,974	$14,853,342
J.M. Heller	$7,743,905	$8,678,905	$0	$16,716,061	$4,797,394
R.A. Rittenmeyer	$0	$15,872,370	$0	$25,815,602	$6,254,566
C.S. Feld	$1,633,060	$10,170,396	$0	$16,826,413	$3,619,810
R.P. Vargo	$0	$3,954,210	$0	$7,147,586	$2,094,910
T. A. Haubenstricker	$0	$220,578	$0	$1,350,770	$881,023

(a)	For Mr. Jordan.

Assumes for purposes of his 2004 stock option agreements that a successor CEO has been named and he voluntarily terminates his employment/retires or involuntarily separates, in which event such options will immediately vest, be free of any restrictions on sale and be exercisable for the remaining term. If a successor CEO has not been named and Mr. Jordan voluntarily terminates his employment, then such options are forfeited.

Assumes for purposes of his 2005 equity agreements that a successor CEO has been named and he voluntarily terminates his employment/retires or involuntarily separates with Board consent, in which event his 2005 P-RSU target award will be earned (with vesting based on actual results during the performance period) and his 2005 stock option award will immediately vest, with one-third exercisable on the vesting date and one-third exercisable on the one- and two-year anniversaries thereof. If a successor CEO has not been named and Mr. Jordan voluntarily terminates his employment/retires or involuntarily separates with Board consent, a prorated portion of his 2005 P-RSU target award will be earned (with vesting based on actual results during the performance period) and a prorated portion of his 2005 stock option award will immediately vest, be free of any restrictions on sale, and be exercisable for two years.

Assumes for purposes of his 2006 equity agreements that he voluntarily terminates his employment/retires with Board consent, in which event his 2006 P-RSU target award will be earned (with vesting based on actual results during the performance period), and his 2006 stock option award will vest on the scheduled vesting date and be exercisable for the remaining term. If Mr. Jordan is involuntarily separated, a prorated portion of his 2006 P-RSU target award will be earned (with vesting based on actual results during the performance period) and a prorated portion of his 2006 stock option award will immediately vest, be free of any restrictions on sale, and be exercisable for two years.

For Mr. Heller.

Assumes for purposes of his 2004 stock option agreements that a successor CEO has been named and he voluntarily terminates his employment/retires or involuntarily separates, in which event such options will immediately vest, be free of any restrictions on sale, and be exercisable for the remaining term. If a successor CEO has not been named and Mr. Heller voluntarily terminates his employment, then such options are forfeited.

Assumes for purposes of his 2005 equity agreements that a successor CEO has been named and he voluntarily terminates his employment/retires or involuntarily separates with Board consent, in which event his 2005 P-RSU target award will be earned (with vesting based on actual results during the performance period) and his 2005 stock option award will immediately vest, with one-third exercisable on the vesting date and one-third exercisable on the one- and two-year anniversaries thereof. If a successor CEO has not been named and Mr. Heller voluntarily terminates his employment/retires or involuntarily separates with Board consent, a prorated portion of his 2005 P-RSU target award will be earned (with vesting based on actual results during the performance period) and a prorated portion of his 2005 stock option award will immediately vest, be free of any restrictions on sale, and be exercisable for two years.

Assumes for purposes of his 2006 equity agreements that he voluntarily terminates his employment/retires with Board consent, his 2006 P-RSU target award will be earned (with vesting based on actual results during the performance period) and his 2006 stock option award will vest as scheduled and be exercisable for the remaining term. If He is involuntarily separated, a prorated portion of his 2006 P-RSU target award will be earned (with vesting based on actual results during the performance period) and a prorated portion of his 2006 stock option award will immediately vest, be free of any restrictions on sale and be exercisable for two years.

For Mr. Feld.

Assumes that any unvested P-RSU, and/or stock option awards granted to Mr. Feld in 2005 and 2006 will be prorated based on completed months of service and will immediately vest and be free of any restrictions regarding their sale or transfer.

(b)	For Mr. Rittenmeyer.

Assumes that, under the terms of his 2006 DSU award agreements, his 2006 DSU awards will be forfeited if he voluntarily terminates his employment prior to vesting, other than for good reason or for any reason prior to the six-month anniversary of a new CEO, other than Mr. Rittenmeyer, being hired. If he voluntarily terminates his employment for good reason or six months after a new CEO is hired, his 2006 time-vesting DSUs will immediately vest (value of $4,132,500 based on the closing price of the common stock on December 31, 2006). If he voluntarily terminates his employment for good reason or six months after a new CEO is hired, his 2006 performance DSUs will immediately be earned based on actual EDS results during a portion of the performance period. The earned/vested portion of DSU awards will be distributed in shares of common stock on the later to occur of (i) January 31 in the year following the date of his separation or (ii) the first day of the month following six completed calendar months after the date of such separation. All other unvested equity awards are forfeited upon voluntary termination.

Incremental non-qualified pension value shown represents value of additional years of credited service under SERP as of December 31, 2006, pursuant to the agreement with Mr. Rittenmeyer described in note (a) under “Pension Benefits” above. If Mr. Rittenmeyer is involuntarily terminated without cause or resigns for good reason prior to the five-year anniversary of his employment (excluding an involuntary termination following a change of control), his SERP benefit will immediately vest but will be limited to 99% of his then current base salary plus annual target bonus.

For Mr. Feld.

Base salary and target bonus amounts include $236,412 for the third installment of Mr. Feld’s retention award related to EDS’ acquisition of The Feld Group.

For Mr. Haubenstricker.

Pursuant to the EDS Severance Program, in the event of involuntarily separation he would be entitled to a payment equal to two weeks of base salary for each year of service, not to exceed a total of 20 weeks and a payment equal to one month of COBRA benefits.

(c)	For Mr. Jordan:

Reflects immediate vesting of his 2004 equity awards and a prorated vesting of his 2005/2006 P-RSU target awards and stock option awards.

For Mr. Heller:

Assumes immediate vesting of his 2004 equity awards and a prorated vesting of his 2005/2006 P-RSU target awards and stock option awards.

For Mr. Rittenmeyer:

Reflects prorated vesting of DSUs and RSUs, performance DSUs and P-RSUs, and stock options. Pursuant to the terms of his time-vesting and performance DSUs, a minimum of 50% of the target award is assumed vested.

For Mr. Feld:

Base salary and target bonus amounts include $236,412 for the third installment of Mr. Feld’s retention award related to EDS’ acquisition of The Feld Group.

Assumes that any unvested DSU, RSU and/or stock option awards granted as part of the acquisition of The Feld Group will immediately vest and be free of any restrictions regarding their sale or transfer.

Assumes that any unvested DSU, RSU, P-RSU, and/or stock option awards granted that are not part of the acquisition of The Feld Group will be prorated based on completed months of service and will immediately vest and be free of any restrictions regarding their sale or transfer.

For Mr. Vargo:

Base salary and target bonus amounts include $100,000 for the second installment of a special cash retention award related to his appointment as interim co-chief financial officer.

Reflects immediate vesting of RSU and stock option awards and prorated vesting of P-RSUs and DSUs.

For Mr. Haubenstricker:

Base salary and target bonus amounts include $100,000 for the second installment of a special cash retention award related to his appointment as interim co-chief financial officer.

Reflects immediate vesting of RSU and stock option awards and prorated vesting of P-RSUs and DSUs.

Re lated Party Transactions

Related Party Transaction Approval Policy

The Board recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of EDS. Accordingly, effective as of January 1, 2007, the Board amended the Corporate Governance Guidelines to incorporate a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction or relationship involving a director, executive officer or 5% shareholder or their immediate family members that is reportable under the SEC’s rules regarding such transactions.

Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of EDS. The policy provides for the Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken.

The employment of an immediate family member of an executive officer (other than the CEO) does not need to be reported to the Governance Committee prior to approval unless the employee is “pay-banded” under EDS’ compensation structure or his or her compensation is reasonably expected to exceed $200,000 per year. In all other circumstances, the hiring should be approved in accordance with the process described above.

Management is expected to report to the Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Governance Committee in advance as described above.

Certain Relationships and Related Party Transactions

In 2005 we retained Navigator Systems, Inc. to provide staff augmentation services related to our development of a Business Intelligence team to support our corporate metrics, analytics and dashboards initiatives. This engagement, which was entered into prior to the adoption of the related party transaction approval policy described above, followed a competitive bid process conducted by our purchasing organization. The project was expanded to include our ExcellerateHRO business in 2006. Jon Feld, a son of Senior Executive Vice President Charles Feld, is a co-founder, director, Chief Executive Officer and approximately 20% shareholder of Navigator. In February 2006, substantially all of the business and assets of Navigator were sold to Hitachi Consulting Corporation. Following that transaction, Jon Feld became a Vice President of Hitachi Consulting and, in his capacity as a shareholder of Navigator, will have an economic interest through 2007 in revenues of Hitachi Consulting attributable to the former Navigator business. In 2006, we retained Hitachi Consulting for services related to the strategy and planning of a new and expanded knowledge management program following a competitive bid process. We paid or will pay Navigator and Hitachi Consulting approximately $506,125 and $7,070,062, respectively, in respect of services provided in 2006 and expect to pay additional amounts to Hitachi Consulting in 2007.

Senior Executive Vice President Charles Feld’s son, Kenny Feld, is an employee of EDS. Kenny Feld and Charles Feld joined EDS in connection with our purchase of The Feld Group in January 2004. Kenny Feld received a salary of $300,000 in 2006 and a bonus of $160,700 in respect of 2006 performance. He was awarded 8,000 PRSUs in connection with our 2006 long-term incentive grant. Charles Feld disclaims any interest in his son’s compensation.

President and Chief Operating Officer Ronald Rittenmeyer’s son, Chris Rittenmeyer, has been employed by EDS since 2001, prior to Ronald Rittenmeyer’s joining the company in July 2005. Chris Rittenmeyer received a salary of $125,000 in 2006 and a bonus of $47,600 in respect of 2006 performance. Ronald Rittenmeyer disclaims any interest in his son’s compensation.

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

April 17, 2007

VOTE BY INTERNET, TELEPHONE OR MAIL

24 Hours a Day - 7 Days a Week

INTERNET

https://www.proxypush.com/eds

- Go to the website address listed above.
- Have your proxy card ready.
- Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-416-3128

- Use any touch-tone telephone.
- Have your proxy card ready.
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your proxy card in Black or Blue ink with an X.
- Detach your proxy card.
- Return your proxy card in the postage-paid envelope provided.

☐

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

1. ELECTION OF DIRECTORS:

NOMINEES:

Nominee	FOR	AGAINST	ABSTAIN
1. W. Roy Dunbar	☐	☐	☐
2. Martin C. Faga	☐	☐	☐
3. S. Malcolm Gillis	☐	☐	☐
4. Ray J. Groves	☐	☐	☐
5. Ellen M. Hancock	☐	☐	☐
6. Jeffrey M. Heller	☐	☐	☐
7. Ray L. Hunt	☐	☐	☐
8. Michael H. Jordan	☐	☐	☐
9. Edward A. Kangas	☐	☐	☐
10. James K. Sims	☐	☐	☐
11. R. David Yost	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of auditors	☐	☐	☐
3. Shareholder proposal relating to performance-based stock options	☐	☐	☐
4. Shareholder proposal relating to special shareholder meetings	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

SCAN LINE

Note: Please sign exactly as your name or names appear on this proxy. Where shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Date ____ Share Owner sign here ____ Co-Owner sign here ____

N
Legacy Dr.
Parkwood Blvd.
EDS
Tennyson Pkwy.
Ohio
Park Blvd.
121
35E
544
289
190
75
Pres. G. Bush Hwy.
Beltline Rd.
Alpha Rd.
Central Expwy.
Dallas North Tollway
Preston Rd.
635
Lyndon B. Johnson (LBJ) Frwy.
DFW Airport
114
183
Stemmons Frwy.
Love Field
Mockingbird Ln.
Oak Lawn Ave.
Walton Walker
360
R. L. Thornton Frwy.
30
12
C. F. Hawn Frwy.
45
20
175
Lyndon B. Johnson (LBJ) Frwy.
To Tollway
To Preston
North Parking Garage
North
South
Guest Parking
EDS
Main Gate & Visitor Entrance
Security Check-In
South Parking Garage
Tennyson Pkwy.

EDS, 5400 Legacy Drive, Plano, TX 75024 | 972 605 6000

Take the Dallas North Tollway to Tennyson Parkway. Exit and turn right on Tennyson. Follow to Parkwood and turn left. The EDS entrance is on the right. Proceed to the gate on the right for security check-in. After security clearance, turn left, then turn right up the driveway. Visitor/Guest parking is on the left and right sides of the building. For additional parking, drive under the archway and park on either side of the driveway. Enter the north side of the building where you will be directed to the EDS auditorium.

PROXY/VOTING INSTRUCTION CARD BELOW

ELECTRONIC DATA SYSTEMS CORPORATION

For the Annual Meeting of Shareholders on April 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Michael H. Jordan, Storrow M. Gordon, and Ronald P. Vargo, each with power to appoint his or her substitute, to vote as Proxy for the undersigned at the Annual Meeting of Shareholders to be held at the offices of EDS, 5400 Legacy Drive, Plano, TX 75024 on April 17, 2007, at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

This proxy also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Corporation Savings-Stock Purchase Program and the Delphi Corporation Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned's accounts. Generally, shares in these plans will NOT be voted unless this proxy is returned, although unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Corporation Savings-Stock Purchase Program will be voted in the discretion of the plans' trustees. Unvoted shares in the EDS 401(k) Plan and EDS Puerto Rico Savings Plan will be voted in the same manner and proportion as the shares for which voting instructions were received. Participants in these Plans must complete, date, sign, and return this proxy card by **5:00 p.m. Eastern Time,** on **April 15, 2007** for the shares represented by this proxy to be voted as directed. Participants may attend the annual meeting but may NOT vote their shares at the meeting.

ELECTRONIC DATA SYSTEMS CORPORATION
P.O. BOX 11384
NEW YORK, N.Y. 10203-0384

(Continued and to be signed on the reverse side)